Exhibit 2.1

__________________________________________________

ASSET PURCHASE AGREEMENT

__________________________________________________

BY AND AMONG

NATUS MEDICAL INCORPORATED,

ASTRO-MED, INC.

AND

GRASS TECHNOLOGIES CORPORATION

DATED AS OF JANUARY 5, 2013

ARTICLE I DEFINITIONS	1
1.1. Definitions	1
1.2. Additional Defined Terms.	7
ARTICLE II THE TRANSACTION .	9
2.1. Transaction	9
2.2. Purchase Price	11
2.3. The Closing	11
2.4. Escrow	11
2.5. Certain Closing Deliveries of the Sellers ..	11
2.6. Certain Closing Deliveries of the Purchaser	12
2.7. Allocation.	13
2.8. Method of Delivery; Transfer Taxes; Additional Assets	13
2.9. Assignment of Contracts and Rights.	14
ARTICLE III REPRESENTATIONS AND WARRANTIES
OF THE SELLERs..	14
3.1. Incorporation and Authority	14
3.2. Non-contravention; Consents; and Approvals.	15
3.3. Title to and Condition of Acquired Assets.	15
3.4. Legal Compliance.	16
3.5. Governmental Permits	16
3.6. Litigation	16
3.7. Brokers	16
3.8. Intellectual Property.	17
3.9. Product Warranties; Defects	17
3.10. Financial Statements of the Business; Accounts Receivable	19
3.11. Employees and Contractors	19
3.12. Employee Benefits Plans	21
3.13. Environmental, Health, and Safety Matters	21
3.14. Export Control Laws	24
3.15. Books and Records	24
3.16. Material Contracts	25
3.17. No Default	27
3.18. Liabilities; Solvency	27
3.19. Insurance	27
3.20. Absence of Certain Changes	28
3.21. Taxes	28
3.22. Interested Party Transactions	29
3.23. Customers and Suppliers	30
3.24. Sufficiency of Assets	30
3.25. Government Regulation	30
3.26. Representations Complete	31
3.27. No Other Representations and Warranties	31
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	31
4.1. Incorporation and Authority	32
4.2. Non-contravention; Consents; and Approvals	32
4.3. Financial Capacity	32
4.4. Independent Investigation	32
ARTICLE V ADDITIONAL AGREEMENTS	33
5.1. Operation of Business	33
5.2. Full Access	33
5.4. Further Actions	33
5.5. Covenant Not to Compete	34
5.6. Non-Solicitation	34
5.7. Payment of Taxes	35
5.8. Accounts Receivable	35
5.9. Employee Matters	35
5.10. Tax Matters	36
5.11. Systems Software	37
5.12. Sellers’ Confidential Information	37
5.13. Acquisition Proposals	38
5.14. Public Announcements	38
5.15. Use of Names.	38
ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS TO CLOSE.	39
6.1. Conditions to Obligations of Each Party	39
6.2. Conditions to the Purchaser’s Obligation	39
6.3. Conditions to the Sellers’ Obligation	40
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER	41
7.1. Termination of Agreement	41
7.2. Amendment	42
7.3. Extension; Waiver	42
ARTICLE VIII INDEMNIFICATION	42
8.1. Escrow	42
8.2. Survival	42
8.3. Agreement to Indemnify	43
8.4. Limitations	43
8.5. Notice of Claim	44
8.6. Defense of Third-Party Claims	45
8.7. Contents of Notice of Claim	45
8.8. Resolution of Notice of Claim	46
8.9. Release of Remaining Escrow Cash	46
8.10. Tax Consequences of Indemnification Payments	47
ARTICLE IX GENERAL PROVISIONS	47
9.1. Press Releases and Public Announcements	47
9.2. No Third-Party Beneficiaries	47
9.3. Entire Agreement	47
9.4. Succession and Assignment	47
9.5. Counterparts	48
9.6. Notices	48
9.7. Governing Law, Venue	49

Exhibits

Exhibit A                                -           Transition Services Agreement
Exhibit B                                -           Business Net Working Capital (as of October 27, 2012)
Exhibit C                                -           Form of Escrow Agreement
Exhibit D                                -           Form of Bill of Sale and Assignment Agreement
Exhibit E                                -           Form of Assumption Agreement
Exhibit F                                -           Form of Mark Assignment

Schedules

Schedule 1.1(a)                                -           Key Employees
Schedule 1.1(b)                                -           Seller Executive Officers and Senior Management
Schedule 1.1(c)                                -           Specified Employees
Schedule 1.1(d)                                -           Systems Software
Schedule 1.1(e)                                -           AMI IT Systems
Schedule 2.1(a)(ii)                           -           Furniture, Fixtures and Manufacturing Equipment
Schedule 2.1(a)(iii)                          -           Acquired Intellectual Property
Schedule 2.1(a)(iv)                           -           Assumed Contracts
Schedule 2.1(a)(vii)                         -           Governmental Permits
Schedule 2.1(b)                                -           Excluded Assets

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 5, 2013 (the “Agreement Date”) by and among Natus Medical Incorporated, a Delaware corporation (the “Purchaser”), Astro-Med, Inc., a Rhode Island corporation (“AMI”) and Grass Technologies Corporation, a Delaware corporation (“Grass”, and together with AMI, the “Sellers”).  The Purchaser and the Sellers are sometimes referred to collectively herein as the “Parties” or individually as a “Party.”  The Parties agree as follows:

RECITALS

WHEREAS, AMI’s business includes a segment that develops, manufactures and sells neurophysiological recording instrumentation, including amplifiers, amplifier systems, neurodata acquisition systems, data acquisition and analysis software, stimulators, polysomnographic/sleep diagnostic systems, EEG and long-term maintenance systems for research and clinical applications used to analyze and diagnose disorders such as epilepsy and sleep apnea, which the Sellers refer to as Grass Technologies (the “Business”);

WHEREAS, Grass, a wholly owned direct and indirect subsidiary of AMI, owns certain Business assets and performs certain Business functions for, or jointly with, AMI;

WHEREAS, the Sellers desire to sell to the Purchaser and the Purchaser desires to purchase from the Sellers certain of the assets used in connection with the Business pursuant to the terms of this Agreement (the “Transaction”);

WHEREAS, promptly following the execution of this Agreement, each of the individuals listed on Schedule 1.1(a) hereto (each, a “Key Employee”) shall receive an offer letter from the Purchaser, effective upon the Closing Date (as defined below);

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of the Purchaser to enter into this Agreement, AMI and the Purchaser shall enter into the Transition Services Agreement (as defined below), to be effective upon the Closing Date;

WHEREAS, the Purchaser and the Sellers desire to make certain representations, warranties, covenants and agreements in connection with the Transaction.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, and covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Sellers and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions

As used in this Agreement, the following terms shall have the meanings indicated below.

“Accounts Receivable” means all of the Business’ accounts receivable, including all trade accounts receivable and other rights to payment from customers of the Business, prepaid expenses and advance payments made by, or on behalf of, the Sellers, and the full benefit of all security for such accounts or rights to payment.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“AMI IT Systems” means computer systems, programs, networks, hardware, software, databases, operating systems, Internet websites, website content and links and equipment used to process, store, maintain and operate data, information and functions which are owned by or licensed to AMI and used in, intended to be used in, or held for use in connection with both the Business and other businesses of AMI and its Affiliates, as set forth on Schedule 1.1(e).

“Business” has the meaning set forth in the Recitals, but specifically excludes the AMI IT Systems and those administrative and finance functions that are currently provided by AMI to the Business and its other Affiliates, the buildings out of which the Business is conducted (including, without limitation, the Rockland Property), any furniture, fixtures or manufacturing equipment utilized by Seller in connection with manufacturing the Products and the employees engaged in the manufacturing of the Products at the Rockland Property.

“Business Net Working Capital” means the current assets of the Business as of the Closing (excluding cash and cash equivalents and inventory, and including any Prepaid Expenses) less the current liabilities of the Business as of the Closing as calculated in accordance with GAAP as consistently applied in the preparation of the Financial Statements, consistent with Exhibit B attached hereto and the methodology set forth therein (which Exhibit reflects the Business Net Working Capital as of October 27, 2012).

“Business Net Working Capital Certificate” means a certificate executed by the Chief Financial Officer of AMI and dated as of the Closing, which certificate shall set forth the Business Net Working Capital and include an itemized list of each element of the Business’ current assets as of the Closing (as defined by and determined in accordance with GAAP as consistently applied in the preparation of the Financial Statements and the methodology set forth on Exhibit B), and an itemized list of each element of the Business’ current liabilities as of the Closing (as defined by and determined in accordance with GAAP as consistently applied in the preparation of the Financial Statements and the methodology set forth on Exhibit B).

“Business Records” means copies of all of the Sellers’ general and financial records, financial information, marketing and sales information, pricing, marketing plans, business plans, financial and business projections, customer lists, and other files and records (or applicable portions thereof) pertaining to the Acquired Assets, the Business, and the Business Employees and Business Contractors who accept employment with the Purchaser, it being understood that the Sellers may retain the original copies of such Business Records for purposes of its internal record-keeping, financial statements and any Tax related matters.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as an officer, director, trustee or executor, by contract or otherwise.

“Device History Files” means all maintenance and historical records for each applicable Product.

“Device Master Records” means component and assembly instructions, vendor lists, work instructions, assembly instructions, testing instructions and quality control components for each applicable Product.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any person or entity under common control with the Sellers within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Permits” means all licenses, franchises, permits, agreements, waivers and authorizations issued by any Governmental Entity.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self regulatory organization or any quasi governmental or private body exercising any regulatory, Taxing or other governmental or quasi governmental authority.

“Healthcare Law” means the laws or regulations relating to the regulation of the healthcare industry applicable to the Business (as such laws are currently enforced or as interpreted as of the date of this Agreement and the Closing Date by existing, publicly available judicial and administrative decisions and regulations) in each market into which the Sellers have sold any products relating to the Business, including:  (i) Sections 1877, 1128, 1128A or 1128B of the Social Security Act (the “SSA”) for products sold in the United States; (ii) the licensure, certification or registration requirements of healthcare facilities, services or equipment; (iii) any certificate of need or similar law governing the establishment of healthcare facilities or services or the making of healthcare capital expenditures; (iv) any law relating to fee-splitting or the corporate practice of medicine; (v) any physician self-referral prohibition or state anti-kickback law; (vi) any criminal offense relating to the delivery of, or claim for payment for, a healthcare item or service under any federal or state healthcare program; and (vii) any law relating to the interference with or obstruction of any investigation into any criminal offense.

“Intellectual Property” means any and all worldwide industrial and intellectual property rights and all rights associated therewith, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all files, records and data, all schematics, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rulings and regulations promulgated thereunder.

“knowledge” means the actual knowledge of any of the executive officers or senior managerial employees of the Sellers listed on Schedule 1.1(b) hereto and any such knowledge that would reasonably be expected to be known by an individual who has the duties and responsibilities of such person in the customary performance of his or her duties and responsibilities.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, including those arising under any Legal Requirement and those arising under any Contract.

“Legal Requirement” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Sellers or to any of their respective assets or properties or to the Business.

“Lien” means, with respect to any asset, any mortgage, deed of trust, pledge, lien, encumbrance, charge, security interest, collateral assignment, claim, charge, adverse claim of title, restriction or encumbrance of any kind in respect of such asset (including any restriction on (a) the voting of any security or the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset, or (d) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Adverse Effect” or “Material Adverse Change” with respect to any entity means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or is reasonably likely to, (a) be or become materially adverse in relation to the near-term or longer-term condition (financial or otherwise), properties, assets (including Intellectual Property), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (b) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement or any Ancillary Agreement in accordance with its terms and applicable Legal Requirements, except to the extent that any such Effect is caused directly by one or more of the following: any adverse change, event, development, or effect arising from or relating to (i) any adverse Effect resulting from or arising out of changes in general economic conditions or changes in the industry in which the Business operates (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in United States generally accepted accounting principles, or (v) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity (provided that, in the case of the foregoing clauses (i) through (v), inclusive, such Effect does not affect the Business disproportionately as compared to the Business’ competitors) .

“Ordinary Course of Business” means, with respect to the Business, the ordinary course of business consistent with the Sellers’ past custom and practice (including with respect to quantity and frequency).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Prepaid Expenses” as of any date shall mean payments made by either Seller with respect to the Acquired Assets or the Business which constitute prepaid expenses in accordance with GAAP, including all deposits and escrows.

“Product Inventory” means all inventory of the Sellers to the extent used or held for use primarily in the Business, including all finished goods, sub-assemblies, works in process, and raw materials (if any), as of the Closing Date (but specifically excluding demo inventory).

“Product Warranties” means express product warranties made by the Sellers relating to the Products.

“Products” means the products sold by the Business.

“Rockland Property” means real estate, buildings and improvements located at 53 Airport Park Drive in Rockland, Massachusetts 02370.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller IP Rights” means any and all Intellectual Property (A) included in the Products, (B) used by the Sellers in the development of the Products or (C) otherwise held, in-licensed or used by the Sellers in connection with the conduct of the Business as currently conducted by the Sellers.

 “Seller IP Rights Agreements” means any Contract governing any Seller IP Rights.

“Seller-Owned IP Rights” means (A) Seller IP Rights that are owned or are purportedly owned by or exclusively licensed to any Seller; and (B) Seller IP Rights that were developed for any Seller by full or part time employees or consultants of a Seller.

“Seller Registered Intellectual Property” means all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of AMI or Grass, in each case that is based upon any Seller IP Rights.

“Specified Employee” means each individual listed on Schedule 1.1(c) hereto.

“Systems Software” means all software identified on Schedule 1.1(d) hereto.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Intellectual Property Rights” means any Intellectual Property owned by a third party.

“Transaction Expenses” means all third party fees and expenses incurred by the Sellers in connection with the this Agreement and the transactions contemplated hereby whether or not billed or accrued (including any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers and brokers of the Sellers).

“Transition Services Agreement” means the transition services agreement pursuant to which AMI shall provide certain manufacturing services to the Purchaser relating to the production of the Products for a period of nine (9) months following the Closing Date, in the form attached hereto as Exhibit A.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (1988), as amended.

1.1. Additional Defined Terms

.  For purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Accounting Principles	3.10(b)
Acquired Assets	2.1(a)
Acquired Intellectual Property	2.1(a)(iii)
Additional Asset	2.8(b)
Agreement	Preamble
Agreement Date	Preamble
Allocation Statement	2.7(a)
AMI	Preamble
AMI Name	5.15(a)
AMI Name Period	5.15(a)
Ancillary Agreements	3.1
Arbitrating Accountant	2.10(c)(ii)
Assumed Contracts	2.1(a)(iv)
Assumed Liabilities	2.1(c)(i)
Assumption Agreement	2.5(b)
Balance Sheet	3.10(a)
Balance Sheet Date	3.10(a)
Bill of Sale	2.5(a)
Business	Recitals
Business Contractors	3.11
Business Employees	3.11
Business Net Working Capital	2.2
Claim	8.5(a)
Claims Period	8.5(b)
Closing	2.3
Closing Date	2.3
Closing Payment	2.2
Commitment Letters	4.3
Confidentiality Agreement	5.12(a)
Contested Claim	8.8(b)
Continuing Employee	5.9(a)
Contributor	3.8(d)
Employee Liabilities	5.9(b)
Environmental and Safety laws	3.13(a)(i)
Escrow Agent	2.4
Escrow Cash	2.4
Escrow Fund	8.1
Excluded Liabilities	2.1(c)(ii)
Facilities	3.13(a)(iii)
FDA	3.26(c)
Financial Statements	3.11(a)
Fundamental Matters	8.4(a)
Fundamental Representations	8.2
Grass	Preamble
Hazardous Materials	3.14(a)(ii)
Indemnifiable Damages	8.3
Indemnified Person	8.3
Indemnified Persons	8.3
Insurance Policy	3.19
Key Employee	Recitals
Mark Assignment	2.5(f)
Material Contracts	3.16
Non-Solicitation Period	5.6
Notice of Claim	8.5(a)
Objection Deadline Date	2.10(a)
Open Source Materials	3.8(i)
Outside Date	7.1
Party	Preamble
Patent Assignment	2.5(g)
Property	3.13(a)(iv)
Purchase Price	2.2
Purchaser	Preamble
Restricted Area	5.5
Restricted Business	5.5
Restricted Period	5.5
Sellers	Preamble
Seller Authorizations	3.4(b)
Seller Disclosure Letter	Article III
Straddle Periods	5.10(b)
Purchaser Disclosure Letter	Article IV
Third-Party Claim	8.5(a)(ii)
Transaction	Recitals
Transaction Taxes	5.10(a)
Unresolved Objections	2.10(c)(ii)

ARTICLE II

THE TRANSACTION

2.1. Transaction

.

(a) Purchase and Sale of Assets.  On and subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Sellers, and the Sellers agree to sell, transfer, assign, convey, and deliver to the Purchaser, all right title and interest in and to all of the following assets (the “Acquired Assets”), in each case free and clear of all Liens at the Closing for the consideration specified in Section 2.2 below:

(i) all samples, models and prototypes of the Products;

(ii) all computer equipment and cell phones principally used by the Continuing Employees, but specifically excluding any furniture, fixtures or manufacturing equipment utilized by the Sellers in connection with manufacturing the Products, except as set forth on Schedule 2.1(a)(ii) hereto;

(iii) all of the Sellers’ rights to and interest in the Intellectual Property set forth on Schedule 2.1(a)(iii) hereto, which shall include, without limitation, the Seller IP Rights used exclusively in the Products, in the development of the Products or in connection with the conduct of the Business (the “Acquired Intellectual Property”);

(iv) all rights of the Sellers under those Contracts primarily relating to the Business, which shall include, without limitation, those Contracts set forth on Schedule 2.1(a)(iv) hereto (collectively, the “Assumed Contracts”);

(v) all the Accounts Receivable;

(vi) all rights of the Sellers under any Contract between the Sellers and any of their Subsidiaries, on the one hand, and any employee of the Sellers or any such Subsidiary, on the other, solely to the extent such Contract relates to the confidentiality, nondisclosure, assignment of proprietary rights or noncompetition obligations of employee with respect to the Acquired Assets, the Products or the Business;

(vii) to the extent transferable under Legal Requirements, all Governmental Permits held by the Sellers that primarily relate to the operation of the Business, as set forth on Schedule 2.1(a)(vii) hereto;

(viii) to the extent transferable under Legal Requirements, copies of all books, records, files, and papers, whether in hard copy or computer format, primarily related to the Business, including all engineering information, specifications, technical notes and logs, user guides or documentation, implementation documentation, manuals, files, instructions, designs, listings, plans, drawings, diagrams, training, testing, sales, marketing, maintenance, support and test case databases, sales and promotional literature, web-site content, sales and purchase correspondence, lists of present and former suppliers (including supplier contact information), lists of present and former customers (including customer contact information), and any information relating to Taxes imposed on the Business or the Acquired Assets;

(ix) all of the Sellers’ rights, claims, credits, causes of action or rights of set-off against third parties relating to the Business, the Products or the Acquired Assets, including all rights to seek and obtain injunctive relief and to recover damages for past, present and future infringement of the Acquired Intellectual Property; and

(x) all intangible assets and goodwill of the Sellers associated with the foregoing (including the Products).

(b) Excluded Assets.  For the avoidance of doubt, the Acquired Assets shall not include, among other things, (i) the real properties out of which the Business is currently conducted, including, without limitation, the Rockland Property, (ii) the furniture, fixtures or manufacturing equipment utilized by the Sellers in connection with the Business except as set forth on Schedule 2.1(b) hereto, (iii) the Product Inventory, (iv) all cash, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities, bank accounts, corporate credit cards and other similar cash items of the Sellers and (v) all AMI IT Systems.

(c) Assumption and Exclusion of Liabilities.

(i) Assumed Liabilities.  Subject to the terms and conditions of this Agreement, the Purchaser, upon the successful consummation of the sale and purchase of the Acquired Assets pursuant hereto on the Closing Date, will assume and pay, perform and discharge when due those, and only those, Liabilities of the Sellers under and with respect to: (A) any Assumed Contracts and the Governmental Permits included in the Acquired Assets, to the extent that such obligations and liabilities first accrued or arose after the Closing Date for reasons other than any breach, violation or default by any Seller of the terms of the Assumed Contracts; (B) any Product Warranties, to the extent that such obligations and liabilities first accrued or arose after the Closing Date for reasons other than any breach, violation or default by any Seller of the terms of any Contract; or (C) accounts payable of the Sellers relating to the Business outstanding as of the Closing Date and incurred by the Sellers in the Ordinary Course of Business (collectively, the “Assumed Liabilities”).  Without limiting the foregoing, no liability for any Transaction Expenses of the Sellers shall be included within Assumed Liabilities.

(ii) No Other Liabilities Assumed.  Notwithstanding any provision in this Agreement, as a material consideration and inducement to the Purchaser to enter into this Agreement, the Sellers will retain, and will be solely responsible for paying, performing and discharging when due, and the Purchaser will not assume or otherwise have any responsibility or liability for, any and all Liabilities of the Sellers (whether now existing or hereafter arising) other than the Assumed Liabilities (the “Excluded Liabilities”).

2.2. Purchase Price

.  The Purchaser agrees to pay to AMI at the Closing (A) $18,600,000 (the “Purchase Price”) less (B) the Escrow Cash (the “Closing Payment”), by delivery of cash payable by wire transfer or delivery of other immediately available funds.

2.3. The Closing

.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”, with the date upon which the Closing occurs, sometimes referred to herein as the “Closing Date”) shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, commencing at 10:00 a.m. local time on January 31, 2013 or, if later, the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or at such other place and on such other date as the Parties may mutually determine.

2.4. Escrow

.  Upon the occurrence of the Closing, the Purchaser and Wells Fargo Bank, N.A. or such other financial institution selected by the Purchaser and reasonably acceptable to AMI, who shall be appointed as the escrow agent for the Transaction (the “Escrow Agent”), shall enter into an Escrow Agreement substantially in the form of Exhibit C hereto (the “Escrow Agreement”), which will provide the terms and conditions for the release of the Escrow Cash, plus any and all interest accrued thereon, to AMI on the day after the one-year anniversary of the Closing Date.  On the day of the Closing, the Purchaser shall deposit $1,800,000 (the “Escrow Cash”) with the Escrow Agent.

2.5. Certain Closing Deliveries of the Sellers

.  At the Closing, (in addition to the Sellers’ delivery of the items, documents and certificates to be delivered by the Sellers at the Closing pursuant to Section 6.2), the Sellers will deliver or cause to be delivered to the Purchaser each of the following items:

(a) counterpart of the Bill of Sale and Assignment Agreement in substantially the form of Exhibit D attached hereto (the “Bill of Sale”) executed on the Sellers’ behalf by a duly authorized officer of each of the Sellers;

(b) counterpart of the Assumption Agreement in substantially the form of Exhibit E attached hereto (the “Assumption Agreement”) executed by a duly authorized officer of each of the Sellers;

(c) a receipt for the Closing Payment, executed by a duly authorized officer of each of the Sellers;

(d) counterpart of the Escrow Agreement executed by a duly authorized officer of AMI;

(e) counterpart of the Transition Services Agreement executed by a duly authorized officer of AMI;

(f) assignments from the applicable Seller to the Purchaser of all Acquired Intellectual Property, duly executed on behalf of the Sellers by a duly authorized officer of the applicable Seller and notarized, and in a form acceptable for recording with the United States Patent and Trademark Office and in substantially the form of Exhibit F hereto (the “Mark Assignment”), as applicable;

(g) the Business Net Working Capital Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are necessary for the Purchaser to verify and determine the amount of Business Net Working Capital; and

(h) the Device Master Records and the Device History Files, in form and substance reasonably acceptable to the Purchaser.

2.6. Certain Closing Deliveries of the Purchaser

.  At the Closing, (in addition to the Purchaser’s delivery of the items, documents and certificates to be delivered by the Purchaser at the Closing pursuant to Section 6.3), the Purchaser will deliver or cause to be delivered to the Sellers each of the following items:

(a) subject to Section 2.7 hereof, the Closing Payment in cash by wire transfer in immediately available funds to the account(s) designated in writing by AMI to the Purchaser prior to the Closing Date;

(b) counterpart of the Assumption Agreement, executed on behalf of the Purchaser by a duly authorized officer of the Purchaser;

(c) counterpart of the Escrow Agreement, executed on the Purchaser’s behalf by a duly authorized representative of the Purchaser; and

(d) counterpart of the Transition Services Agreement, executed on the Purchaser’s behalf by a duly authorized representative of the Purchaser.

2.7. Allocation

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(a) The Purchase Price shall be allocated between AMI and Grass as set forth on Schedule 2.7(a), and the Purchaser and the Sellers shall jointly and in good faith determine and prepare an allocation of the Purchase Price (and all other capitalized costs) allocated to each of the Sellers among the Acquired Assets in accordance with Code Section 1060 and Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon the Purchaser and the Sellers, and shall be prepared within sixty (60) days after the Closing Date (the “Allocation Statement”).  The Purchaser and the Sellers and their respective Affiliates shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Allocation Statement prepared by the Purchaser and AMI.  Neither the Sellers nor the Purchaser shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with the Allocation Statement unless required to do so by applicable law.

(b) The Purchaser and the Sellers each agree to provide the other Party with any additional information reasonably required to complete IRS Form 8594 (or any similar forms required to be filed under applicable law).

(c) The Purchaser and the Sellers will (i) promptly inform the other Parties of any challenge by any Governmental Entity to the Allocation Statement, (ii) consult with and keep each other informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge and (iii) cooperate in good faith in responding to such challenge in order to preserve the effectiveness of the Allocation Statement.

2.8. Method of Delivery; Transfer Taxes; Additional Assets

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(a) At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser or an Affiliate of the Purchaser, as applicable, all of the Acquired Assets, which shall be delivered to the Purchaser or an Affiliate of the Purchaser, as applicable, in the form and to the location to be determined by the Purchaser in its reasonable discretion on or before the Closing Date at the Sellers’ cost and expense; provided, however, that to the extent practicable, the Sellers shall deliver all of the Acquired Assets through electronic delivery or in another manner reasonably calculated and legally permitted to minimize or avoid the incurrence of transfer and sales Taxes if such method of delivery does not adversely affect the condition, operability or usefulness of any Acquired Assets; provided, further, that, notwithstanding the foregoing, all costs and expenses associated with the transfer and assignment of the Acquired Intellectual Property shall be borne by the Purchaser.  The Sellers will pay all sales, transfer, bulk sales, stamp, income, capital gains, use or other Taxes associated with the transactions contemplated by this Agreement.

(b) If, after the Closing, the Purchaser shall in good faith identify in writing to the Sellers any asset related to the Business that existed at the Closing Date and which satisfied the definition of Acquired Asset, excluding cash, but which was not included in the Acquired Assets delivered to the Purchaser at the Closing (any such asset, an “Additional Asset”), then the applicable Seller shall, if such Additional Asset is in such Seller’s possession or control, sell, transfer, convey, assign and deliver, or cause to be sold, transferred, conveyed, assigned and delivered, to the Purchaser after the Closing, without any further payment by the Purchaser, all of such Seller’s right, title and interest in and to such Additional Asset.  Delivery of any Additional Assets shall be at the Purchaser’s cost and expense.

2.9. Assignment of Contracts and Rights

.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Contract or Governmental Permit if an attempted assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or would be ineffective with respect to any party thereto.  As to any such Contract or Governmental Permit so designated in writing by the Purchaser, the Sellers and the Purchaser will use commercially reasonable efforts to obtain prior to the Closing or as promptly as practicable after the Closing the consent of the other parties to such Contract or Governmental Permit or, alternatively, written confirmation from such parties reasonably satisfactory to the Purchaser that such consent is not required, it being understood that (i) neither the Sellers, the Purchaser nor any of their respective Affiliates shall be required to pay money to any third party, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party and (ii) to the extent the foregoing shall require any action by AMI or Grass that would, or would continue to, affect the Business after the Closing, such action shall require the prior written consent of the Purchaser. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights thereunder so that the Purchaser would not in fact receive all such rights, the Purchaser and the applicable Seller shall cooperate in a mutually agreeable arrangement pursuant to which the Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting or sublicensing to the Purchaser, or pursuant to which such Seller would enforce for the benefit of the Purchaser, with the Purchaser assuming such Seller’s obligations and any and all rights of such Seller against a third party thereto.  Such Seller shall promptly pay to the Purchaser when received all monies received by such Seller with respect to any Assumed Contract or any claim or right or any benefit arising thereunder relating to the period on or after the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Subject to the disclosures set forth in the disclosure letter of the Sellers delivered to the Purchaser concurrently with the Parties’ execution of this Agreement (the “Seller Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Subsection of this Article III to which it relates, provided that information disclosed in any Section of the Seller Disclosure Letter shall constitute disclosure for purposes of each Section of this Agreement to which such information relates to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), each of the Sellers, jointly and severally, represent and warrant to the Purchaser that as of the date of this Agreement the statements set forth in this Article III are true and correct:

3.1. Incorporation and Authority

.  AMI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Rhode Island and Grass is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and each has all necessary corporate power and authority to enter into this Agreement, the Bill of Sale, the Assumption Agreement, the Transition Services Agreement and the Escrow Agreement (the Bill of Sale, the Assumption Agreement, the Transition Services Agreement and the Escrow Agreement, together with all other assignments and documents that the Sellers are to execute and deliver pursuant to this Agreement being hereinafter collectively referred to as the “Ancillary Agreements”), to carry out and perform its obligations hereunder and thereunder and to consummate all of the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of AMI and Grass of this Agreement and the Ancillary Agreements, and the sale of the Acquired Assets to the Purchaser and consummation of all the transactions contemplated hereby and thereby on the terms and conditions set forth herein, have been duly and validly authorized by each of AMI’s and Grass’ Board of Directors, representing all necessary corporate action on the part of each of AMI and Grass.  Without limiting the foregoing, no action on the part of the stockholders of either AMI or Grass is necessary to consummate the transactions contemplated hereby or pursuant to the Ancillary Agreements.  This Agreement has been, and at the Closing the Ancillary Agreements will be, duly and validly executed and delivered by each of AMI and Grass, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes and, upon the execution of each of the Ancillary Agreements by the parties thereto, the Ancillary Agreements will constitute, legal, valid and binding obligations of each of AMI and Grass enforceable against AMI and Grass, respectively, in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.2. Non-contravention; Consents; and Approvals

.  Except as set forth on Schedule 3.2 of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement and the Ancillary Agreements by each of AMI and Grass, do not and will not:  (i) conflict with or violate the Articles or Certificate of Incorporation, as applicable, or By-laws of the Sellers; (ii) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Sellers or the Acquired Assets; (iii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, recission, amendment, acceleration or cancellation of, any of the Assumed Contracts or any material note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument relating to the Sellers or any of the Acquired Assets to which any Seller is a party or is bound or by which any of the Acquired Assets are bound or affected; or (iv) result in the creation of any Lien on any of the Acquired Assets.  The execution and delivery of this Agreement and the Ancillary Agreements by the Sellers do not, and the performance of this Agreement and the Ancillary Agreements by the Sellers (including the Sellers’ assignment of any Assumed Contracts to the Purchaser) will not, require any consent, approval, authorization or other action by, or filing with or notification to, any third party, including but not limited to any governmental or regulatory authority.

3.3. Title to and Condition of Acquired Assets

.  The Sellers own all the Acquired Assets and the Sellers have good and marketable title in and to all the material tangible property included in the Acquired Assets, free and clear of all Liens.  Except as set forth on Schedule 3.3 of the Seller Disclosure Letter, none of the Acquired Assets is licensed from any third party and none of the Acquired Assets is licensed to any third party.  All of the tangible personal property included in the Acquired Assets is in good working condition and repair, ordinary wear and tear excepted.  Title to all the Acquired Assets is freely transferable from the applicable Seller to the Purchaser free and clear of all Liens without obtaining the consent or approval of any Person or party.

3.4. Legal Compliance

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(a) The Sellers have complied in all material respects with, are not in material violation of, and have not received any notices of violation with respect to, any Legal Requirement with respect to the conduct of the Business, or the ownership or operation of the Acquired Assets.  Neither the Sellers, nor any director, officer, Affiliate or employee of the Sellers (in their capacities as such or relating to their employment, services or relationship with any Seller), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

(b) The Sellers have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which any Seller currently operates or holds any interest in any of the Acquired Assets or (ii) that is required for the operation of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Seller Authorizations”), and all of the Seller Authorizations are in full force and effect.  The Sellers have not received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of law or any Seller Authorization or any failure to comply with any term or requirement of any Seller Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Seller Authorization.  The Sellers have materially complied with all of the terms of the Seller Authorizations.

3.5. Governmental Permits

.  Schedule 3.5 of the Seller Disclosure Letter sets forth each Governmental Permit held or used by the Sellers in connection with the Business.  Each Governmental Permit to be assigned to or assumed by the Purchaser pursuant to this Agreement or any of the Ancillary Agreements is in full force and effect and is not subject to any breach or default thereunder by the Sellers, or to the knowledge of the Sellers, any other party.

3.6. Litigation

.  Except as set forth on Schedule 3.6 of the Seller Disclosure Letter, there is no private or governmental action, suit, proceeding, claim, arbitration, mediation or investigation pending before any Governmental Entity, or, to the Sellers’ knowledge, threatened against any Seller or any of the Acquired Assets or any of the Sellers’ directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Business).  There is no judgment, decree, injunction, rule or order against, or continuing investigation by any Governmental Entity regarding, the Sellers, any of the Acquired Assets or, to the Sellers’ knowledge, any of the Sellers’ directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Business).  To the Sellers’ knowledge, there is no reasonable basis for any Person to assert a claim against any Seller or any of the Acquired Assets based upon:  (a) such Seller entering into this Agreement, any Ancillary Agreement or any of the other transactions or agreements contemplated hereby; (b) any confidentiality or similar agreement entered into by such Seller regarding the Acquired Assets; or (c) any claim that such Seller has agreed to sell or dispose of the Acquired Assets to any party other than the Purchaser, whether by way of merger, consolidation, sale of assets or otherwise.  The Sellers have no action, suit, proceeding, arbitration, mediation or claim pending by it against any other Person relating to the Acquired Assets.

3.7. Brokers

.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or its Affiliates.

3.8. Intellectual Property

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(a) The Sellers have full title and ownership of, or have the valid right or license to, all Seller IP Rights.  The Seller IP Rights are sufficient for the conduct of the Business as currently conducted and as currently proposed to be conducted by the Sellers, without the need for any license from any Person, except as set forth on Schedule 3.8(a) of the Seller Disclosure Letter.  The Sellers have not transferred ownership of, or agreed to transfer ownership of, or granted or agreed to grant any exclusive license to, any Seller IP Rights to any third party.

(b) The Sellers own and have good and exclusive title to each item of Seller-Owned IP Rights, free and clear of any Liens.

(c) Schedule 3.8(c) of the Seller Disclosure Letter lists: (i) all Seller Registered Intellectual Property, including the owner of each item of Seller Registered Intellectual Property and the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; (ii) all actions that are required to be taken by any Seller within 120 days of the Agreement Date with respect to such Seller Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Seller Registered Intellectual Property.  Each item of Seller Registered Intellectual Property is subsisting (or in the case of applications, applied for) and to the knowledge of the Sellers, valid and enforceable.  Each item of Seller Registered Intellectual Property has been filed, prosecuted, and maintained in a commercially reasonable manner and is in good administrative standing, and all filings, payments and other actions required to be made or taken by any Seller before the date of this Agreement to maintain the Seller Registered Intellectual Property have been made and/or taken.  None of the Seller Registered Intellectual Property is currently involved in any interference, inventorship dispute, reissue, reexamination, opposition proceeding, or cancellation proceeding, and no Seller has received any written notice from any Person regarding any such proceeding.  No Person, other than the Sellers, has the right to prosecute or enforce any Seller Registered Intellectual Property.

(d) Except as set forth on Schedule 3.8(d) of the Seller Disclosure Letter, no (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person was used in the development of the Seller-Owned IP Rights.  No current or former employees, consultants, independent contractors, directors and advisors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Seller IP Rights (each a “Contributor”) has performed services for any government, university, college or other educational institution or research center during a period of time during which such Contributor was also performing services for any Seller.

(e) Except as set forth on Schedule 3.8(e) of the Seller Disclosure Letter, the Sellers have secured from all Contributors unencumbered and unrestricted exclusive ownership of all Seller IP Rights in such contribution that the Sellers do not already own by operation of law and has obtained the waiver of all non-assignable rights.

(f) Each of the Sellers have taken reasonable steps, consistent with industry standards, to protect the secrecy and confidentiality of all Seller IP Rights.

(g) To the knowledge of the Sellers, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Seller-Owned IP Rights or breach of a Seller IP Rights Agreement, by any third party.  Except as set forth on Schedule 3.8(g) of the Seller Disclosure Letter, no Seller has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property, or threatened to do any of the foregoing. Neither the development or use of the Acquired Assets nor the operation of the Business has infringed or misappropriated the Intellectual Property of any third party and there is no reasonable basis for a claim that the development or use of the Acquired Assets or the operation of the Business is infringing or has infringed on or misappropriated any Intellectual Property of a third party, provided that the foregoing representation is made based upon the knowledge of the Sellers with respect to third party patents (without there being any duty on the part of either Seller to perform any patent searches).  No Seller has been sued in any suit, action or proceeding (or received any notice or, to the knowledge of the Sellers, threat) which involves a claim of infringement or misappropriation of any Intellectual Property of any third party or which contests the validity, ownership or right of any Seller to own or exercise any Intellectual Property. No Seller-Owned IP Rights, Seller Registered Intellectual Property or Product is subject to any proceeding, order, judgment, settlement agreement, stipulation or right that restricts in any manner the use, transfer, or licensing thereof by the Sellers, or which may affect the validity, use or enforceability of any such Seller-Owned IP Rights or Seller Registered Intellectual Property.

(h) No Seller is (or will be as a result of the execution and delivery or effectiveness of this Agreement or the performance of such Seller’s obligations under this Agreement), in breach of any Seller IP Rights Agreement and the consummation of the transactions contemplated by this Agreement will not result in, or give any Person the right to cause (i) any modification, cancellation, termination, suspension of, or acceleration or increase of any payments under any Seller IP Rights Agreement, (ii) a loss of, or Lien on, any Seller IP Rights; or (iii) the grant, assignment or transfer to any Person of any license or other right or interest to any Seller IP Rights.

(i) Schedule 3.8(i) of the Seller Disclosure Letter lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Sellers in the Business in any way, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Sellers).  To the Sellers’ knowledge, the Sellers are in compliance with the terms and conditions of all licenses for the Open Source Materials.

(j) Except as set forth in Schedule 3.8(i) of the Seller Disclosure Letter, no Seller has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Seller Intellectual Property Rights or any of the Products; (ii) distributed Open Source Materials in conjunction with any Seller Intellectual Property Rights or any of the Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for any Seller with respect to any Seller Intellectual Property Rights or grant, or purport to grant, to any third party, any rights or immunities under any Seller Intellectual Property Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

3.9. Product Warranties; Defects

.  Each Product has been in substantial conformity with all applicable contractual commitments and all express warranties made by the Sellers and there is, to the Sellers’ knowledge, no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any such contractual commitments or express warranties for replacement or repair thereof or other damages in connection therewith.  No Product is subject to any guaranty, warranty, or other indemnity beyond the Sellers’ applicable standard terms and conditions of sale, lease or licensing (as set forth in written agreements that the Sellers have delivered to the Purchaser) or beyond that imposed by Legal Requirements.

3.10. Financial Statements of the Business; Accounts Receivable; Sales Data

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(a) The Sellers have delivered to the Purchaser unaudited historic pro-forma balance sheet of the Business (the “Balance Sheet”) as of October 27, 2012 (the “Balance Sheet Date”) and an unaudited historic pro-forma statement of operations and statement of cash flows of the Business for the nine months ended on the Balance Sheet Date and a pro-forma balance sheet of the Business as of January 31, 2012 and January 31, 2011 and a pro-forma statement of operations and statement of cash flows of the Business for the fiscal years ended January 31, 2012 and January 31, 2011, in each case derived from AMI’s audited financial statements (collectively, the “Financial Statements”), a copy of each of which is included in Schedule 3.10(a) of the Seller Disclosure Letter.

(b) The Financial Statements:  (A) are derived from and in accordance with the books and records of the Sellers pertaining to the Business, (B) have been prepared in accordance with GAAP in all material respects, except as described in Schedule 3.10(b) of the Seller Disclosure Letter (GAAP, so qualified by Schedule 3.10(b) of the Seller Disclosure Letter, the “Accounting Principles”), applied on a consistent basis throughout the periods indicated, and (C) fairly present in all material respects the financial condition of the Business at the dates therein indicated and the results of operations and cash flows of the Business for the periods therein specified.

(c) The Sellers do not have any Liabilities with respect to the Business of any nature other than those (i) set forth or adequately provided for in the Balance Sheet, (ii) incurred in the conduct of the Sellers’ operation of the Business since the Balance Sheet Date in the Ordinary Course of Business, or (iii) set forth on Schedule 3.10(c) of the Seller Disclosure Letter.

(d) AMI maintains a standard system of accounting established and administered in accordance with GAAP in all material respects.  Each of the Sellers maintains a system of internal accounting controls for the Business sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) The accounts receivable shown on the Balance Sheet arose from bona fide transactions in the Ordinary Course of Business.  Allowances for doubtful accounts and warranty returns are adequate and have been prepared in accordance with the Accounting Principles consistently applied and in accordance with the Sellers’ past practices.  The accounts receivable of the Business arising after the Balance Sheet Date and before the Closing Date arose or will arise in the Ordinary Course of Business.  None of the accounts receivable of the Business is subject to any material claim of offset, recoupment, setoff or counterclaim, and the Sellers have no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim.  No material amount of accounts receivable of the Business is contingent upon the performance by any Seller of any obligation or Contract other than normal warranty repair and replacement.  Except as set forth on Schedule 3.10(e)(i) of the Seller Disclosure Letter, no Person has any Lien on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable.  Schedule 3.10(e)(ii) of the Seller Disclosure Letter sets forth the amounts of accounts receivable of the Business which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made during the 12 months preceding the Agreement Date, including the type and amounts of such claims.

(f) The Sellers have delivered to the Purchaser true, correct and complete data for fiscal years ended 2012 and 2011 and for the interim period ended December 22, 2012, setting forth, for each such period for each Product, sales, standard cost, standard profit, standard margin, Cost of Goods (as defined in the Transition Services Agreement) plus 17.5% and, based upon the foregoing, the standard profit and standard margin for each Product that would have been achieved during such periods if such Product had been purchased at the price determined utilizing the pricing formula set forth in the Transition Services Agreement, a copy of which is included as Schedule 3.10(f) of the Seller Disclosure Letter.

3.11. Employees and Contractors

.  Schedule 3.11 of the Seller Disclosure Letter contains a complete and accurate list of the current employees and contractors of the Sellers who are providing sales, customer support, technical support and engineering services to the Business as of the Agreement Date, along with their status as either an employee or independent contractor (such employees, “Business Employees” and such contractors, “Business Contractors”), it being understood that Business Employees and Business Consultants do not include any employees or consultants providing manufacturing, accounting or financial services to the Business.  In addition, (a) as to all Business Employees, Schedule 3.11 of the Seller Disclosure Letter sets forth the locations at which such employees are working as of the Agreement Date, their date of hire, location where employed, years of employment and current annual base salary together with a complete and accurate list of all written employment Contracts (if any) related to any of such employees and (b) as to all Business Contractors, Schedule 3.11 of the Seller Disclosure Letter sets forth the locations at which such contractors are working as of the Agreement Date, their date of engagement, location from where services are provided, years of providing services to the applicable Seller and current fees together with a complete and accurate list of all written Contracts (if any) related to any of such contractors.

3.12. Employee Benefits Plans

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(a) Schedule 3.12(a) of the Seller Disclosure Letter lists each (A) Employee Benefit Plan that the Sellers maintain or to which the Sellers contribute for the benefit of Business Employees, (B) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements for the benefit of Business Employees, (C) all other fringe or employee benefit plans, programs or arrangements that apply to any of the Business Employees and (D) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of any Seller remain for the benefit of, or relating to, any Business Employee.

(b) With respect to the Business Employees: (A) each Seller is in compliance in all respects with all currently applicable Legal Requirements respecting employment, human rights in employment, pay equity, terms and conditions of employment, employment standards (including wages, hours, vacation and overtime), labor relations, worker classification (including the proper classification of workers as independent contractors and consultants, and as employees and managers), occupational health and safety, workplace safety and insurance, and employment practices and policies;  (B) no Seller is liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing Legal Requirements; (C) no Seller is liable for any material payment to any trust or other fund or to any Governmental Entity with respect to employment insurance, workplace safety and insurance, employment standards or other benefits or obligations for any of its employees (other than routine payments to be made in the Ordinary Course of Business); and (D) no labor organization or group of employees of any Seller has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.  There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or material grievances, or other labor disputes pending or threatened against or involving the Sellers involving or affecting any of the Business Employees.

(c) The Acquired Assets are not now nor will they after the passage of time be subject to any Lien imposed under Code Section 412(n) by reason of the failure of any Seller or any ERISA Affiliates to make timely installments or other payments required by Code Section 412.

(d) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each such Employee Benefit Plan that is an Employee Pension Benefit Plan.  All premiums or other payments that are due have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(e) Any Employee Benefit Plan in which the Business Employees participate and which is intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.  The Sellers have also made available to the Purchaser a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Employee Benefit Plan, and, to the knowledge of the Sellers, nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the Tax qualified status of any Employee Benefit Plan in which the Business Employees participate and which is subject to Section 401(a) of the Code, and such plan has been operated in compliance with all applicable law.  Neither the Sellers nor any Subsidiary sponsors or maintains any self-funded Employee Benefit Plan, including any plan that includes stop-loss coverage.  Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a).

(f) Each Employee Benefit Plan under which any Business Employees participate is now and always has been operated in all material respects in accordance with its terms and is current with the requirements of all applicable Legal Requirements, including ERISA and the Code.

(g) No Seller maintains, sponsors or contributes to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section (35)).

(h) No Seller is a party to any collective bargaining agreement or any other Contract with any trade or labor union, employees’ association or similar organization with respect to the Business Employees.  There are no strikes or labor disputes pending or threatened involving Business Employees, or any attempts at union organization by or among any Business Employees.

(i) There are no grievances, disputes or controversies pending or threatened between the Sellers and any of their respective Business Employees or Business Contractors.  No Seller is currently subject to any claims by any such present or former Business Employees or Business Contractors, including, without limitation, any claims for wages, salaries, commissions or benefits.

(j) No Employee Benefit Plan (other than life insurance arrangements) provides post-termination or retiree welfare benefits to any Business Employee or Business Contractor, except as may be required by Applicable Laws.

(k) No Seller is a party to any:  (1) Contract with any Person the benefits of which are contingent, or the terms of which will be materially altered, upon the consummation of the Asset Purchase; or (2) Employee Benefit Plan in which Business Employees or Business Contractors are party to or participate in, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the consummation of the Asset Purchase, or any event subsequent to the consummation of the Asset Purchase such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of the Asset Purchase.

(l) There has been no termination or partial termination of any Employee Benefit Plan within the meaning of Section 411(d)(3) of the Code.

(m) No Seller has any Employee Benefit Plan which constitutes, or has since the enactment of ERISA, constituted, (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a “multiple employer plan” as defined in ERISA or Code Section 413(c), (iii) a “funded welfare plan” within the meaning of Code Section 419 or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).  No Employee Benefit Plan is or has ever been subject to Title IV of ERISA.

(n) Following the Closing, the Sellers and the Purchaser will have no Liability to any of the Business Employees who become employees of the Purchaser or its Affiliates for any accrued and unpaid wages, salaries, paid time off or severance payments relating to such Business Employee’s employment with any Seller.

3.13. Environmental, Health, and Safety Matters

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(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Environmental and Safety Laws” shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other Persons, including the public.

(ii) “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.

(iii) “Facilities” shall mean all buildings and improvements on the Property.

(iv) “Property” shall mean all real property currently leased or owned by any Seller that is used in the Business.

(b) (i) All Hazardous Materials and wastes of the Business have been disposed of in accordance in all material respects with all Environmental and Safety Laws; (ii) no Seller has received any written notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iii) no notices, administrative actions or suits are pending or threatened relating to an actual or alleged violation of any applicable Environmental and Safety Laws by any Seller; (iv) no Seller has been named as, or notified it is, potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date; (v) to the Sellers’ knowledge, there have not been in the past, and are not now, a release of any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property; (vi) to the Sellers’ knowledge, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells; and (vii) the Sellers’ uses and activities at the Facilities have at all times materially complied with all Environmental and Safety Laws.

3.14. Export Control Laws

.  Each Seller has conducted its export transactions with respect to the Business in accordance in all respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations.  Without limiting the foregoing, with respect to the Business:

(a) the Sellers have obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

(b) the Sellers are in compliance with the terms of all applicable export licenses or other approvals;

(c) there are no pending or, to the knowledge of the Sellers, threatened claims against any Seller with respect to such export licenses or other approvals;

(d) there are no actions, conditions or circumstances pertaining to the Sellers’ export transactions that would reasonably be expected to give rise to any future claims; and

(e) no consents or approvals for the transfer of export licenses to the Purchaser are required, except for such consents and approvals that can be obtained expeditiously without material cost.

3.15. Books and Records

.  The Sellers have provided to the Purchaser or its counsel complete and correct copies of all documents identified on the Seller Disclosure Letter.  The books, records and accounts of the Business (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Sellers with respect to the Business.

3.16. Material Contracts

.  Schedules 3.16(a) through (r) of the Seller Disclosure Letter set forth a list of each of the following Contracts, assignments, obligations or other instruments to which any Seller or any Subsidiary is a party and which relates to the Business or any of the Acquired Assets (the “Material Contracts”):

(a) any Contract for the licensing, marketing, distribution or provision of any of the Acquired Assets, including any license, sublicense or other Contract to which any Seller is a party and pursuant to which any Person is authorized to use any Acquired Assets;

(b) any Contract providing for payments (whether fixed, contingent or otherwise) by or to any Seller in an aggregate amount of $50,000 or more;

(c) any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property, independently or jointly by or for (or for the benefit or use of) any Seller;

(d) any joint venture Contract, any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or any Contract that involves the payment of royalties to any other Person;

(e) any Contract with a Business Employee or Business Contractor that is not immediately terminable by any Seller without cost or liability, including any Contract requiring it to make a payment to a Business Employee or Business Contractors on account of the Transaction or any other transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(f) any Contract limiting the freedom of any Seller to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of any Seller to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(g) other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with or used in the development of the Products that have an individual acquisition cost of $5,000 or less, all licenses, sublicenses and other Contracts to which any Seller is a party and pursuant to which any Seller acquired or is authorized to use any Third Party Intellectual Property Rights;

(h) any license, sublicense or other Contract to which any Seller is a party and pursuant to which any Person is authorized to use any Seller IP Rights;

(i) any license, sublicense or other Contract pursuant to which any Seller has agreed to any restriction on the right of such Seller to use or enforce any Seller IP Rights or pursuant to which any Seller agrees to encumber, transfer or sell rights in or with respect to any Seller IP Rights;

(j) any Contract to license or authorize any third party to manufacture or reproduce any of the Products;

(k) any agreement of indemnification or warranty or any Contract containing any support, maintenance or service obligation or cost on the part of any Seller;

(l) any Contract with any labor union or any collective bargaining agreement or similar Contract with Business Employees;

(m) any Contract pursuant to which any Seller, since January 1, 2002, has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person;

(n) any settlement agreement;

(o) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Transaction or other transactions contemplated hereunder, either alone or in combination with any other event;

(p)  any Contract with any Governmental Entity;

(q) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into with customers and distributors in the Ordinary Course of Business; and

(r) any other Contract or obligation not listed in clauses (a) through (q) that is material to any Seller or the Business or the Acquired Assets.

3.17. No Default

.  Each of the Sellers have performed all of the obligations required to be performed by it and is entitled to all benefits under, is not alleged to be in default in respect of, any Material Contract or any Assumed Contract.  Each of the Material Contracts and the Assumed Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies.  There exists no default or event of default or event, occurrence, condition or act, with respect to any Seller or to the Sellers’ knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or any Assumed Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract or any Assumed Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract or any Assumed Contract, (C) the right to accelerate the maturity or performance of any obligation of any Seller under any Material Contract or any Assumed Contract, or (D) the right to cancel, terminate or modify any Material Contract or any Assumed Contract.  No Seller has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract or any Assumed Contract.  True, correct and complete copies of all Material Contracts and all Assumed Contract have been provided to the Purchaser or the Purchaser’s counsel prior to the Closing Date.

3.18. Liabilities; Solvency

.  No Seller is now insolvent nor will it be rendered insolvent by the Transaction or the consummation of any other transactions contemplated hereby.  As used in this Section 3.18, “insolvent” means that the sum of the present fair saleable value of the assets of an entity do not and will not exceed its debts and other probable Liabilities.  Immediately after giving effect to the consummation of the transactions contemplated hereby, (i) each Seller will be able to pay its retained Liabilities as they become due in the usual course of business and (ii) each Seller will have assets (calculated at fair market value) that exceed its retained Liabilities.  The cash available to the Sellers immediately after giving effect to the transactions contemplated hereby, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.  The Purchase Price constitutes reasonably equivalent value for the Acquired Assets, and the consummation of the transactions contemplated hereby will not constitute a fraudulent transfer under applicable laws relating to bankruptcy and insolvency.  No Seller has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) admitted in writing its inability to pay its debts as they become due, (iv) been convicted of, or pleaded guilty or no contest to, any felony, or (v) taken or been the subject of any action that could reasonably be expected to have an adverse effect on its ability to comply with or perform any of its covenants or obligations under this Agreement or any of the Ancillary Agreements.

3.19. Insurance

.  Each policy of insurance and bonds with respect to the Acquired Assets (each, an “Insurance Policy”) now held by any Seller is set forth in Schedule 3.19 of the Seller Disclosure Letter, together with the name of the insurer, the type of policy or bond, the coverage amount.  There is no claim pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies, and to the Sellers’ knowledge, all such Insurance Policies are in full force and effect.  All premiums due and payable under all such Insurance Policies have been timely paid, and each Seller is otherwise in material compliance with the terms of such Insurance Policies.

3.20. Absence of Certain Changes

.  Since the Balance Sheet Date, each Seller has conducted the Business only in the Ordinary Course of Business, and since the Balance Sheet Date:  (a) there has not been with respect to the Business any change which has had a Material Adverse Effect; (b) no Seller has made or entered into any Contract or letter of intent, other than with the Purchaser, with respect to any acquisition, sale or transfer of any asset of the Business (other than the sale or nonexclusive license of Products to customers of the Business in the Ordinary Course of Business); (c) there has not been any material revaluation by any Seller of any of the Acquired Assets; (d) there has not occurred any increase in or modification of the compensation or benefits payable or to become payable to the Business Employees or the Business Contractors; (e) no Assumed Contract has been amended or terminated and there has not occurred any material default by any Seller or, to the Sellers’ knowledge, a third party under any Assumed Contract; (f) no Seller has created or assumed any Liens on any of the Acquired Assets, any liability, or any obligation for borrowed money or any liability or obligation as guaranty or surety with respect to the obligations of any other Person; (g) no Seller has paid or discharged any Lien or Liability which was not shown on the Balance Sheet or incurred in the Ordinary Course of Business; (h) no Seller has made any deferral of the payment of any accounts payable other than in the Ordinary Course of Business, or in an amount in excess of $50,000, or given any discount, accommodation or other concession other than in the Ordinary Course of Business, in order to accelerate or induce the collection of any receivable; (i) no Seller has made any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers; (j) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the Acquired Assets or the Business; and (k) there has not occurred any announcement of, any negotiation by or any entry into any Contract by any Seller or any subsidiary of any Seller to do any of the things described in the preceding clauses (a) through (j) (other than negotiations and agreements with the Purchaser and its representatives regarding the transactions contemplated by this Agreement).

3.21. Taxes

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(a) Each Seller has properly completed and timely filed all Tax Returns required to be filed by it prior to the Closing Date, has timely paid all Taxes required to be paid by it for which payment is or was due, has made all required estimated Tax payments and has no liability for Taxes in excess of the amount so paid.  There is (i) no claim or assessment for Taxes being asserted against any Seller that has resulted or may result in a lien against the Acquired Assets, (ii) no audit or pending audit of, or Tax controversy associated with, any Tax Return of any Seller being conducted by a Tax authority, (iii) no agreement to any extension of time for filing any Tax Return which has not been filed, and (iv) no waiver of the statute of limitations with respect to any Taxes or Tax Return.  All Taxes required to be withheld or paid by any Seller in connection with amounts paid or owing to any Business Employee have been duly and timely withheld or paid, and any such withheld Taxes have been either duly and timely paid to the proper Tax authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Tax authority.  There are no Tax Liens on or against any of the Acquired Assets.  The Sellers have no knowledge of any reasonable basis for the assertion of any claim for any liabilities for unpaid pre-Closing Taxes for which the Purchaser would become liable as a result of the transactions contemplated by this Agreement or that would result in any lien on any of the Acquired Assets.  To the Sellers’ knowledge, there is no basis for the assertion of any claim for any Liabilities for unpaid pre-Closing Taxes for which the Purchaser would become liable as a result of the transactions contemplated by this Agreement or that would result in any lien on any of the Acquired Assets.  There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of any Seller or any ERISA Affiliate to which such Seller is a party or by which such Seller is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).  The Transaction and the other transactions contemplated by this Agreement, either alone or in conjunction with any other transaction, do not qualify as a sale of substantially all of AMI’s assets within the meaning of Section 280G of the Code and the regulations thereunder.

(b) Each nonqualified deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder in which a Business Employee participates in or is a party to has been operated in compliance with Section 409A of the Code and the regulations thereunder.  No stock option or other right to acquire equity of any Seller granted to a Business Employee (i) has an exercise price that is less than the fair market value of the underlying equity as of the date such option or right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock of such Seller that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).

3.22. Interested Party Transactions

.  None of the officers and directors of any Seller and, to the knowledge of the Sellers, none of the employees or stockholders of any Seller, nor any immediate family member of an officer or director or, to the knowledge of the Sellers, of any employee or stockholder of any Seller, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Sellers in respect of the Business or the Acquired Assets  (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded).  None of said officers, directors, employees, stockholders who are Affiliates of the Sellers or, to the knowledge of the Sellers, said stockholders who are not Affiliates of the Sellers, or any member of their immediate families, is a party to, or to the knowledge of the Sellers, otherwise directly or indirectly interested in, any Contract related to the Business or the Acquired Assets to which any Seller is a party or by which such Seller or any of its assets or properties may be bound or affected, except for normal compensation for services as an officer, director or employee thereof.  To the knowledge of the Sellers, none of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in the Business or will be included in the Acquired Assets, except for the rights of stockholders under applicable Legal Requirements.

3.23. Customers and Suppliers

.  Schedule 3.23(a) of the Seller Disclosure Letter sets forth a true and complete list of the top ten customers of the Business, based on the revenue from such customer during the 12-month period ended January 31, 2012 and the nine-month period ended October 27, 2012.  Schedule 3.23(b) of the Seller Disclosure Letter sets forth a true and complete list of the top ten suppliers of the Business, based on amounts paid or payable by the Sellers to such supplier during the 12-month period ended November 1, 2012.  As of the Agreement Date, none of the customers listed in Schedule 3.23(a) of the Seller Disclosure Letter and none of the suppliers listed in Schedule 3.23(b) of the Seller Disclosure Letter, (i) has cancelled or otherwise terminated any Contract with any Seller prior to the expiration of the contract term, or (ii) has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with any Seller or to reduce substantially its purchase from or sale to any Seller of any products, equipment, goods or services, and to the Sellers’ knowledge there is no reasonable basis for any of the matters set forth in (i) or (ii) of this sentence to occur whether in connection with the transactions contemplated hereby, or otherwise.

3.24. Sufficiency of Assets

.  Except for the Excluded Assets and as set forth on Schedule 3.24 of the Seller Disclosure Letter and assuming that the Purchaser has the ability to provide to the Business those types of corporate level services currently provided to the Business by AMI, including accounting, ethics and compliance, global trade, human resources, legal, treasury, environmental and health and safety services, the Acquired Assets constitute all assets, properties, rights and Intellectual Property Rights that are reasonably necessary to enable the Purchaser, following the Closing, to effectively own, conduct, operate and continue the Business, as presently conducted by the Sellers.

3.25. Government Regulation

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(a) No Seller nor any of their respective managers or employees (as defined in 42 C.F.R. Part 420 Subpart C and 42 C.F.R. Section 1001.1001(a)(2)) has been, or is being investigated with respect to, any activity that materially contravenes or could contravene, or constitutes or could constitute, a material violation of any Healthcare Law during their employment or association with the Business.

(b) No Seller nor any of their respective managers or employees has engaged in any activity that contravenes or constitutes a violation of any Healthcare Law during their employment or association with the Business.

(c) Since January 1, 2010, no Seller has received or been subject to: (i) any United States Food and Drug Administration (“FDA”) Form 483’s relating to any product manufactured, sold, leased, or delivered by the Business; (ii) any FDA Notices of Adverse Findings relating to any product manufactured, sold, leased or delivered by such Seller and related to the Business; (iii) any warning letters or other written correspondence from the FDA or any other Governmental Entity concerning any product manufactured, sold, leased or delivered by such Seller and related to the Business in which the FDA or such other Governmental Entity asserted that the operations of such Seller were not in compliance with applicable Legal Requirements, regulations, rules or guidelines with respect to any product manufactured, sold, leased or delivered by such Seller; or (iv) a Governmental Entity, including without limitation the FDA, shutdown or import or export prohibition and, to the knowledge of the Sellers, neither the FDA nor any Governmental Entity is considering any such action.

3.26. Representations Complete

.  None of the representations or warranties made by the Sellers herein or in any Exhibit or Schedule hereto, including the Seller Disclosure Letter, or in any certificate furnished by the Sellers pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein and therein, in the light of the circumstances under which such statements were made, not misleading.

3.27. No Other Representations and Warranties

.  The Purchaser acknowledges that the representations and warranties contained in Sections 3.8 (Intellectual Property), 3.12 (Employee Benefit Plans), 3.13 (Environmental, Health and Safety Matters) and Sections 3.21 (Taxes) are the only representations and warranties being made by the Sellers with respect to the subject matter of such Section, no other representation or warranty by the Sellers contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied is being made with respect thereto by the Sellers. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), neither the Sellers nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Sellers, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Acquired Assets furnished or made available to the Purchaser, the accuracy or completeness of any information, documents or material delivered to the Purchaser in expectation of the transactions contemplated hereby, or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Subject to the disclosures set forth in the disclosure letter of the Purchaser delivered to the Sellers concurrently with the Parties’ execution of this Agreement (the “the Purchaser Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Subsection of this Article IV to which it relates, and each of which disclosures shall also be deemed to be representations and warranties made by the Purchaser under this Article IV), the Purchaser represents and warrants to the Sellers that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article IV are true and correct:

4.1. Incorporation and Authority

.  The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and each of the Ancillary Agreements, to carry out and perform its obligations hereunder and thereunder and to consummate all of the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements, and the purchase of the Acquired Assets by the Purchaser and consummation of all the transactions contemplated hereby and thereby on the terms and conditions set forth herein, have been duly and validly authorized by the Purchaser’s Board of Directors, representing all necessary corporate action on the part of the Purchaser.  Without limiting the foregoing, no action on the part of the Purchaser’s stockholders is necessary to consummate the transactions contemplated hereby or pursuant to the Ancillary Agreements.  This Agreement has been, and at the Closing the Ancillary Agreements will be, duly and validly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes and, upon the execution of each of the Ancillary Agreements by the parties thereto, the Ancillary Agreements will constitute, legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by general principals of equity.

4.2. Non-contravention; Consents; and Approvals

.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser do not and will not: (i) conflict with or violate the Certificate of Incorporation or By-laws of the Purchaser; (ii) result in a Material Adverse Effect on the Purchaser; (iii) conflict with or violate any Legal Requirements applicable to the Purchaser or by which any material property or asset of the Purchaser is bound or affected; or (iv) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any material property or asset of the Purchaser pursuant to, any material note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any material property or asset of the Purchaser is bound or affected.

4.3. Financial Capacity

.  The Purchaser has immediately available cash in an amount sufficient to pay the Purchase Price or, if some or all of the Purchase Price will be obtained from external financing sources, the Purchaser has delivered to AMI executed commitments, including bridge commitments (collectively, the “Commitment Letters”), if necessary, for all such funds, and the Purchaser will have available as of the Closing Date (either from its immediately available cash or from the financing contemplated by the Commitment Letters, or a combination thereof) funds sufficient to pay the Purchase Price.

4.4. Independent Investigation

.  The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Business as it has deemed appropriate, which investigation, review and analysis was done by the Purchaser and its representatives.  The Purchaser acknowledges that it and its Affiliates and representatives have been provided diligence materials with respect to the personnel, properties, premises and records of the Business for such purpose.  The Purchaser acknowledges that other than the representations and warranties set forth in Article III, none of the Sellers or the Sellers’ Affiliates and their respective officers, directors, employees, agents and representatives makes or has made any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to the Business, the Acquired Assets, the Assumed Liabilities or any other matter relating to the transactions contemplated by this Agreement, it being understood that the foregoing shall not limit any claim of the Purchaser based on fraud, willful breach or intentional misrepresentation.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1. Operation of Business

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(a) Each Seller covenants and agrees that, between the Agreement Date and the Closing Date, it shall: (i) conduct the Business in the Ordinary Course of Business in accordance with all Legal Requirements, (ii) pay all Taxes that become due, (iii) pay all payables of the Business and collect all Accounts Receivables in the Ordinary Course of Business; (iv) use its commercially reasonable efforts to keep available the services of the Business Employees and to preserve the Business’ relationship with its customers and others doing business with it; and (v) use its commercially reasonable efforts to secure good and marketable title in the Purchaser’s name in and to all of the Acquired Assets, free of all Liens, and to cause the conditions to Closing set forth in Section 6.2 to be fulfilled as promptly as possible.

(b) Without limiting the generality of the foregoing clause (a), between the Agreement Date and the Closing Date, except as (i) expressly contemplated, permitted or required by this Agreement, (ii) specifically disclosed in Schedule 5.1 of the Seller Disclosure Letter or (iii) otherwise consented to in writing by the Purchaser, no Seller shall take, or permit any Affiliate of such Seller to take, any action which would constitute a violation of Section 3.20.

5.2. Full Access

.  Between the date of this Agreement and the Closing Date, the Sellers will permit representatives of the Purchaser (including legal counsel and accountants) to have full access at all reasonable times with prior notice, and in a manner so as not to interfere with the normal business operations of the Sellers and the Business, to all premises, properties, personnel, books, records (including tax records), Contracts, and documents of or pertaining to the Business.

5.3. Notice of Potential Breach

.  Each Party will give prompt written notice to the other Party of any material adverse development which may cause or has caused a breach of any of his, her, or its own representations and warranties in Article III or Article IV above, as applicable.

5.4. Further Actions

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(a) From and after the Closing, each of the Parties will execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement or any other agreements required to be entered into by such party pursuant to this Agreement, give effect to the transactions contemplated by this Agreement and such other agreements and to vest the Purchaser with full right, title and interest in, to and under, and/or possession of, all of the Acquired Assets.

(b) Following the Closing, in the event that the Purchaser is required, pursuant to applicable law, to prepare and file with the Securities and Exchange Commission financial statements with respect to the Business, the Sellers shall, and shall cause their respective auditors to, in each case at the Purchaser’s expense, cooperate with the Purchaser and its auditors for the purpose of preparing and auditing such financial statements upon the Purchaser’s reasonable request.

5.5. Covenant Not to Compete

.  As a material inducement and consideration for the Purchaser to enter into this Agreement, for a period of three years from and after the Closing Date (such three year period of time being hereinafter called the “Restricted Period”), no Seller shall, within the Restricted Area (as defined below) carry on any business, or own (in whole or in part), operate, advise, assist or lend funds to or invest funds in, any person, firm, partnership, business, corporation or other entity in any manner that would aid or assist any person, firm, partnership, business, corporation or other entity to compete, in any material respect, with the Business or any substantially similar business (the “Restricted Business”).  As used herein, the term “Restricted Area” means any state of the United States of America or any geographic area within any other country in which the Purchaser or its respective Affiliates, directly or indirectly carries on or engages in business.  During the Restricted Period, each Seller further agrees not to interfere with, disrupt or attempt to disrupt the relationship between the Purchaser and any third party, including without limitation any customer, supplier, employee or contractor of the Purchaser, with respect to the Restricted Business.  In the event of a breach of any of the covenants set forth in this Section, the Purchaser will be entitled to an injunction against the applicable Seller restraining such breach in addition to any other remedies provided by law or equity.  Each of the Parties hereto agree that the duration and geographic scope of the provisions set forth in this Section 5.5 are reasonable.  In the event that any covenant in this Section 5.5 is held to be invalid, illegal or unenforceable by any court of competent jurisdiction or any other governmental authority, it is agreed and understood that such covenant will not be voided but rather will be construed to impose limitations upon the applicable Seller’s activities no greater than allowable under then applicable law.

5.6. Non-Solicitation

.  Unless otherwise agreed to in writing, during the period commencing on the Closing Date and ending on November 1, 2013 (the “Non-Solicitation Period”), neither the Sellers nor any of their Affiliates will, directly or indirectly: (a) hire any Continuing Employee (other than a Continuing Employee who is terminated from employment by the Purchaser or any of its Affiliates); (b) solicit, induce or attempt to persuade any Continuing Employee to terminate their employment relationship with the Purchaser or any of its Affiliates; (c) solicit, induce or attempt to persuade any agent, supplier or customer of the Business to terminate such agency or other relationship with the Business.  During the Non-Solicitation Period, unless otherwise agreed to in writing by the other Party, neither the Sellers nor the Purchaser will (and each Party will cause its respective Affiliates not to), directly or indirectly, hire any Protected Employee of the other Party (except for any such Protected Employee who is terminated from employment by its current employer), or solicit, induce or attempt to persuade by Protected Employee of the other Party to terminate their relationship with the other Party.  For purposes of this Section 5.6, “Protected Employee” of the Sellers or the Purchaser means any officer, director or employee of such Party (or any of its Affiliates) with whom the other Party has had contact, or who first became known to such other Party, in connection with its consideration and negotiations of the Transaction or other transactions contemplated by this Agreement.  This Section 5.6 will not be deemed to prohibit either Party, or any of their respective Affiliates, from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not specifically targeted towards any employees of the other Party or any of their respective Affiliates.

5.7. Payment of Taxes

.  The Sellers shall, to the extent that failure to do so could adversely affect or result in any Lien on the Acquired Assets or otherwise result in the Purchaser or its Affiliates having any liability for payment of any amount, (i) continue to file all Tax Returns within the time period for filing, and such Tax Returns shall be true, correct and complete in all respects, and (ii) pay when due any and all Taxes attributable to or levied or imposed upon the Acquired Assets for periods (or portions thereof) through and including the Closing Date whether or not such payment is required to be paid after the Closing Date.

5.8. Accounts Receivable

.  After the Closing, the Sellers will promptly deliver to the Purchaser any payments received from third parties in connection with the Accounts Receivable.  During the first twelve (12) months after the Closing, the Sellers will cooperate with the Purchaser, upon the Purchaser’s reasonable request, in connection with the Purchaser’s efforts to collect payments due on any of the Accounts Receivable and with any transition issues that arise regarding customers of the Business.

5.9. Employee Matters

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(a) Offers of Employment.  On or prior to the Closing Date, the Purchaser shall make offers to no fewer than eighty percent (80%) of the Specified Employees (such offerees, the “Continuing Employees”) on terms and conditions, including basic salary, substantially equivalent to the terms and conditions provided to each such Continuing Employee by the Sellers immediately prior to the Closing Date.  The Sellers shall permit the Purchaser reasonable access to the Specified Employees during normal business hours to extend such offers of employment, subject to reasonable coordination with the Sellers and without unreasonable interference to the operation of the Business and the other businesses of AMI, and shall encourage the Continuing Employees to accept such offers of employment.

(b) Liabilities Retained by the Sellers and Not Assumed.  The Sellers will retain, and the Purchaser will not assume, any employer or employment-related obligations of any Seller to the Business Employees or any other liability related to any Business Employee or Business Contractor that arises or accrues on or before the Closing Date or as a result of the Transaction or other transactions contemplated hereunder (including any liability arising or accruing as a result of a Continuing Employee who does not accept an offer of employment from the Purchaser made pursuant to Section 5.9(a)), including, without limitation: (i) accrued personal time off (including sick leave); (ii) any obligation to provide health, medical, disability, life or other insurance benefits or any stock, stock option rights, or pension savings plan or similar benefits pursuant to any Employee Benefit Plan; (iii) any government-mandated employee or employment-related payments; (iv) workers’ compensation and disability insurance premiums (if any) paid or payable by any Seller on behalf of Business Employees who are on workers’ compensation or disability leave as of the Closing Date; (v) any bonuses accrued or earned by any of the Business Employees or Business Contractors on or prior to the Closing Date; or (vi) any severance payments owed to any Business Employee (collectively, the “Employee Liabilities”).

(c) Termination of Employment.  The Sellers agree to comply with the provisions of the WARN Act and any other federal, state or local statute or regulation regarding termination of employment and to perform all obligations that might otherwise be required by the Sellers with respect to the cessation of any operations of the Business or the termination of any Business Employee on or after the Closing Date.

(d) General Matters.  The Sellers and the Purchaser agree to cooperate fully with respect to the actions which are necessary or reasonably desirable to accomplish the transactions contemplated hereunder, including, without limitation, the provision of records and information as each may reasonably request and the making of all appropriate filings under ERISA and the Internal Revenue Code.

5.10. Tax Matters.

(a) Transaction Taxes.  The Sellers shall be responsible for, and shall pay all excise, value added, registration, stamp, property, documentary, transfer, sales, use and similar Taxes, levies, charges and fees incurred, or that may be payable to any taxing authority, in connection with the transactions (including without limitation the sale, transfer, and delivery of the Acquired Assets) contemplated by this Agreement (collectively, “Transaction Taxes”).  The Sellers shall be responsible for preparing and filing any tax return relating to such Transaction Taxes and shall provide a copy of such return to the Purchaser.  The Purchaser and the Sellers agree to cooperate in minimizing the amount of any such Transaction Taxes and in the filing of all necessary documentation and all Tax Returns, reports and forms with respect to all such Transaction Taxes, including any available pre-Closing filing procedures.

(b) Straddle Periods.  All property taxes, personal property taxes and similar ad valorem obligations in respect of the Acquired Assets that relate to periods beginning prior to the Closing Date and ending after the Closing Date (“Straddle Periods”) shall be prorated in accordance with the rules provided in Section 164(d) of the Internal Revenue Code.  The Sellers shall prepare and file, or shall cause to be prepared and filed, on a timely basis, all Straddle Period tax returns.  The Sellers shall provide each Straddle Period tax return to the Purchaser for review not less than ten (10) business days in advance of the due date thereof, and the Purchaser shall pay to AMI its prorated portion of the tax shown to be due on each such return not less than five (5) business days before the due date of such payment.

(c) Other Taxes.  Except as provided in clauses (a) and (b) above, (i) the Sellers shall be responsible for and shall pay any and all Taxes with respect to the Acquired Assets relating to all periods (or portions thereof) ending on or prior to the Closing Date, and (ii) the Purchaser shall be responsible for and shall pay any and all Taxes with respect to the Acquired Assets relating to all periods (or portions thereof) ending after the Closing Date.

(d) Treatment of Indemnity Payments.  All payments (i) made by the Sellers pursuant to clause (a) above, or to or for the benefit of the Purchaser pursuant to any indemnification obligations under this Agreement, will be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

5.11. Systems Software

.  The Sellers will (a) cause the applicable employees to enter into discussions with the Purchaser (and the Purchaser’s representatives) promptly after the date hereof and cooperate in good faith with the Purchaser to assist the Purchaser in identifying its ongoing needs with respect to Systems Software in the operation of the Business from Closing, (b) (i) use commercially reasonable efforts to obtain, transfer or assign prior to (but with effect from) Closing, all necessary licenses, consents and approvals from the third party licensors of such Systems Software reasonably determined by the Purchaser to be required from Closing in the operation of the Business in the same manner as presently conducted (the “Required Systems Software”) (with the Required Systems Software to be nominated by the Purchaser to the Sellers in writing within 15 Business Days after the date hereof), or such work around solution reasonably agreed to by the parties, in each case at the Purchaser’s expense, as may be required for the Purchaser to use or obtain fully paid-up, valid licenses to such Required Systems Software for use by the Purchaser after the Closing in materially the same manner as such Required Systems Software is used in the conduct of the Business as presently conducted and (ii) any such Required Systems Software, if obtained, transferred or assigned pursuant to the immediately preceding clause (i), shall function as of the Closing in conjunction with the data obtained pursuant to clause (c) of this Section 5.11 in materially the same manner as such Required Systems Software functions in the conduct of the Business as presently conducted (unless to the extent the failure to function as described above is caused by changes requested by the Purchaser or by the Purchaser not assuming all Systems Software), and (c) use commercially reasonable efforts to identify, segregate and (to the extent reasonably practicable, subject to any restrictions under applicable Law) deliver to the Purchaser prior to, but with effect from, Closing any material data of the Sellers stored in the Required Systems Software.  For a period of four (4) months following the Closing Date, the Sellers will allow the Purchaser and their representatives reasonable access during normal business hours of the Sellers, subject to reasonable coordination with the Sellers (including with respect to ensuring security and safety) and without unreasonable interference to the operation of the businesses of the Sellers, such employees of the Sellers as are necessary to answer any reasonable requests with respect to the Required Systems Software, as such Required Systems Software is used in the conduct of the Business as presently conducted, or the data delivered therewith pursuant to this Section 5.11.

5.12. Sellers’ Confidential Information

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(a) The Parties agree to abide by that certain Mutual Confidentiality Agreement, dated as of January 13, 2012 (the “Confidentiality Agreement”), between the Purchaser and AMI, which will survive until the Closing.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect in accordance with its terms in respect of that portion of the confidential information (as identified in the Confidentiality Agreement) primarily relating to the Business and the transactions contemplated by this Agreement.

(b) All copies of financial information, marketing and sales information, pricing, marketing plans, business plans, financial and business projections, customer lists, methodologies, inventions, software, know-how, product designs, product specifications and drawings, and other confidential and/or proprietary information of the Sellers related to the Business or any of the Acquired Assets, including but not limited to the Intellectual Property, will, be held by the Sellers in strict confidence and, at all times following the Closing, will not be used or disclosed by the Sellers to any third party and, upon the Purchaser’s request, will be promptly destroyed by the Sellers or delivered to the Purchaser; except that the Sellers may use internally copies of Business Records that it is entitled to retain for purposes of its internal record-keeping, financial statements and any Tax related matters.

5.13. Acquisition Proposals

.  The Sellers shall not, and shall not authorize or permit any officer, director or employee of the Sellers or any Affiliate of the Sellers to, authorize any investment banker, attorney, accountant or other representative retained by any Sellers or any Affiliate of the Sellers to, directly or indirectly, solicit or encourage, furnish information with respect to the Business to, or engage in any discussions with, any Person in connection with any proposal for the acquisition of all or a substantial portion of the Business, other than as contemplated by this Agreement.  The Sellers shall promptly cease or cause to be terminated any existing activities or discussions with any Person with respect to any of the foregoing and shall promptly request the return of any confidential information provided to any Person in connection with a prospective acquisition of the Business, in each case other than the Purchaser.

5.14. Public Announcements

.  Prior to the Closing, each Party agrees not to issue any press release or make any other public announcement relating to this Agreement, the Transaction or any other transactions contemplated hereunder without the prior written approval of the other Party, except that each of AMI and the Purchaser reserves the right, without the other Party’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities Laws or securities listing standards (in which case the disclosing Party agrees to use commercially reasonable efforts to advise the other Party prior to making such disclosure).  The Purchaser and AMI will agree on a joint press release announcing each of the execution of this Agreement and the Closing.

5.15. Use of Names.

(a) For the period from the Closing Date through the date that is eighteen (18) months following the Closing Date (the “AMI Name Period”), the Purchaser shall have the royalty-free right to use the name “Astro-Med” (the “AMI Name”) only as and to the extent such name is necessary to satisfy applicable regulatory requirements with respect to the sale of the Products or as otherwise reasonably required (with the prior consent of AMI, not to be unreasonably withheld, conditioned or delayed) in connection with the orderly transition of the Business from the Sellers to the Purchaser, including for reference purposes.

(b) The Purchaser shall have the further royalty-free right during the AMI Name Period to sell or otherwise use or dispose of any materials included in the Product Inventory which bear the AMI Name to the extent that such materials (i) relate to the Business and are returned to the Purchaser after the Closing Date or (ii) were contracted for by the Sellers for use in the Business prior to the Closing Date (in each case, without altering or modifying such materials or inventory); provided that such right shall terminate upon the expiration of the AMI Name Period with respect to any such materials unless the only reference therein to the Sellers or the AMI Name is to its or their copyright claim, in which case such right shall be unlimited as to time.

(c) Notwithstanding the above, in no event shall the Purchaser use the AMI Name after the Closing in any manner or for any purpose different from the use of such AMI Name by the Sellers during the six (6) month period prior to the Closing Date with respect to the Business or to satisfy applicable regulatory requirements or as otherwise reasonably required (with the prior written consent of AMI, not to be unreasonably withheld, conditioned or delayed) in connection with the orderly transition of the Business from the Sellers to the Purchaser, including for reference purposes.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS TO CLOSE

6.1. Conditions to Obligations of Each Party

.  The respective obligations of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (it being understood that each such condition is solely for the benefit of the Parties and may be waived in writing by their mutual agreement, without notice, liability or obligation of any Person):

(a) No federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; and

(b) No suit, claim, cause of action, arbitration, investigation or other proceeding contesting, challenging or seeking to alter or enjoin or adversely affect the sale and purchase of the Acquired Assets or any other transaction contemplated hereby will be pending or threatened.

6.2. Conditions to the Purchaser’s Obligation

.  The Purchaser’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (it being understood that each such condition is solely for the benefit of the Purchaser and may be waived in writing by the Purchaser, without notice, liability or obligation of any Person):

(a) the representations and warranties of the Sellers set forth in Article III above shall be true and correct in all material respects at and as of the Agreement Date and as of the Closing Date, except to the extent that such representations and warranties are qualified by a standard of materiality, in which case such representations and warranties shall be true and correct in all respects giving effect to such standard at and as of the Agreement Date and as of the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date);

(b) each of the Sellers shall have performed and complied with all of its covenants hereunder and in the Ancillary Agreements in all material respects required to be performed on or prior to the Closing;

(c) AMI, on behalf of itself and Grass, shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified above in Sections 6.2(a) and (b) is satisfied in all respects;

(d) the Business Net Working Capital shall not be less than $2,000,000 and AMI shall have delivered the Business Net Working Capital Certificate so reporting Business Net Working Capital not less than such amount;

(e) the Purchaser shall have received each of the closing deliveries of the Sellers set forth in Section 2.5, executed on behalf of AMI by a duly authorized officer of AMI;

(f) there shall not have occurred after the Agreement Date a Material Adverse Effect on the Business or the Acquired Assets;

(g) at least 2/3 of the Specified Employees listed on Schedule 1.1(c) hereto shall have accepted the Purchaser’s offers of employment in a writing signed by them and shall have entered into employment agreements with the Purchaser; and

(h) the Purchaser shall have received an opinion of Hinckley, Allen & Snyder, counsel to the Sellers, that the execution, delivery and performance by the Sellers of this Agreement and the Ancillary Agreements, and the sale of the Acquired Assets to the Purchaser and consummation of all the transactions contemplated hereby and thereby on the terms and conditions set forth herein, have been duly and validly authorized by the Sellers’ Boards of Directors, representing all necessary corporate action on the part of the Sellers.

6.3. Conditions to the Sellers’ Obligation

.  The Sellers’ obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (it being understood that each such condition is solely for the benefit of the Sellers and may be waived in writing by AMI on behalf of the Sellers, without notice, liability or obligation of any Person):

(a) the representations and warranties of the Purchaser set forth in Article IV above shall be true and correct in all material respects at and as of the Agreement Date and as of the Closing Date, except to the extent that such representations and warranties are qualified by a standard of materiality, in which case such representations and warranties shall be true and correct in all respects giving effect to such standard at and as of the Agreement Date and as of the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date);

(b) the Purchaser shall have performed and complied with all of its covenants hereunder and in the Ancillary Agreements in all material respects required to be performed on or prior to the Closing;

(c) the Purchaser shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Sections 6.3(a) and (b) is satisfied in all respects; and

(d) the Purchaser shall have delivered or caused to be delivered to the Sellers each of the items that Section 2.6 requires it to deliver.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1. Termination of Agreement

.  This Agreement shall terminate if the Closing does not occur on or prior to February 28, 2013, or such later date as mutually agreed by the Parties (the “Outside Date”). The Parties may terminate this Agreement at any time prior to the Outside Date as provided below:

(a) the Purchaser and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) the Purchaser may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing if (A) any Seller has breached any representation, warranty, or covenant contained in this Agreement, (B) the Purchaser has notified the Sellers of the breach and the breach has continued without cure for a period of ten (10) days after the notice of breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (C) if not cured within the timeframe in sub-clause (B) above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.2 to be satisfied (provided, however, that the right of the Purchaser to terminate this agreement under this clause shall not be available to the Purchaser if the Purchaser is at that time in material breach of this Agreement); and

(c) any Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing if (A) the Purchaser has breached any representation, warranty, or covenant contained in this Agreement, (B) such Seller has notified the Purchaser of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (C) if not cured within the timeframe in sub-clause (B) above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.3 to be satisfied (provided, however, that the right of a Seller to terminate this agreement under this clause shall not be available to such Seller if such Seller is at that time in material breach of this Agreement.

(d) Effect of Termination.  If any Party terminates this Agreement pursuant to this Section 7.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided, however, that (A) the confidentiality provisions contained in Section 5.10 and the General Provisions contained in Article IX shall survive termination and (B) nothing herein shall relieve any Party from liability in connection with any willful breach of such Party’s representations, warranties or covenants contained herein.

7.2. Amendment

.  The Parties may amend this Agreement, whether before or after the Closing, by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the Parties.

7.3. Extension; Waiver

.  At any time at, prior to, or following the Closing, either Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such other Party contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1. Escrow

.  The Escrow Cash shall be available to compensate the Purchaser (on behalf of itself or any other Indemnified Person (as such term is defined in Section 8.3 below)) for Indemnifiable Damages (as such term is defined in Section 8.3 below) pursuant to the indemnification obligations of the Sellers (such Escrow Cash, together with any interest that may be earned thereon, to constitute an escrow fund (the “Escrow Fund”)) and to be governed by the provisions set forth herein and in the Escrow Agreement.

8.2. Survival

.  If the Transaction is consummated, the representations and warranties of the Sellers contained in this Agreement shall survive the Closing Date and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until 11:59 p.m. Pacific on the day that is the one-year anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections 3.1, 3.3, 3.7, and 3.21 (collectively, the “Fundamental Representations”) will remain operative and in full force and effect, regardless of any investigation made, disclosure received, or knowledge obtained, by or on behalf of any of the parties to this Agreement, until 30 days after the expiration of the applicable statute of limitations for claims against such Seller which seek recovery of Indemnifiable Damages arising out of a failure of such representations or warranties; provided, further, that that no right of indemnification pursuant to this Article VIII in respect of any claim based upon any failure of a representation or warranty that is set forth in a Notice of Claim delivered prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty; and provided, further, that such expiration shall not affect the rights of any Indemnified Person under this Article VIII or otherwise to seek recovery of Indemnifiable Damages arising out of fraud, willful breach or intentional misrepresentation by any Seller indefinitely.  If the Transaction is consummated, the representations and warranties of the Purchaser contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall expire and be of no further force or effect as of the Closing Date.  If the Transaction is consummated, all covenants and agreements of the parties shall expire and be of no further force or effect as of the Closing Date, except to the extent such covenants or agreements provide that they are to be performed after the Closing Date; provided, however, that no right to indemnification pursuant to this Article VIII in respect of any claim based upon any breach or violation of, or default in connection with, any covenant shall be affected by the expiration of such covenant or agreement.

8.3. Agreement to Indemnify

.  Subject to the limitations set forth in this Article VIII, each Seller shall, jointly and severally, indemnify and hold harmless the Purchaser and its directors, officers, agents, representatives, shareholders and employees and each Person, if any, who controls or may control the Purchaser within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, Liabilities, damages, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Indemnifiable Damages”) directly or indirectly, whether or not due to any third-party claim, arising out of, resulting from or relating to (a) any failure of any representation or warranty made by any Seller in this Agreement or the Seller Disclosure Letter (including any exhibit or schedule to the Seller Disclosure Letter) to be true and correct as of the date of this Agreement and as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (b) any failure of any certification, representation or warranty made by AMI, on behalf of itself and/or Grass, in any certificate delivered to the Purchaser pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to the Purchaser, (c) any breach of or default in connection with any of the covenants or agreements made by any Seller in this Agreement or the Seller Disclosure Letter (including any exhibit or schedule to the Seller Disclosure Letter), (d) any and all Employee Liabilities, (e) any Taxes of any Seller and any sales, use or other Taxes imposed on the sale of the Acquired Assets to the Purchaser hereunder, (f) any noncompliance with any bulk sales, bulk transfer or similar laws applicable to the transactions contemplated hereby, (g) any Excluded Liabilities, and (h) any amount by which the Business Net Working Capital is lower than the lower of (A) $2,000,000 or (B) the amount of Business Net Working Capital reflected in the Business Net Working Capital Certificate.

8.4.  Limitations

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(a) If the Transaction is consummated, recovery from the Escrow Fund shall be the sole and exclusive remedy under this Agreement for the matters listed in the foregoing clauses (a) and (b) of Section 8.3, except in the case of (i) any failure of the Fundamental Representations to be true and correct as aforesaid, (ii) any Indemnifiable Damages arising out of, resulting from or in connection with the matter referenced in Section 8.3(h) and (iii) fraud, willful breach or intentional misrepresentation by any Seller (together, the “Fundamental Matters”).  In the case of the Fundamental Matters, the Sellers shall be liable for the amount of any Indemnifiable Damages resulting therefrom; provided, however, that in the case of the Fundamental Matters, such liability shall be limited to the gross amount of the Purchase Price which AMI is entitled to receive pursuant to Section 2.2 of this Agreement.

(b) No Indemnified Person may recover any Escrow Cash in respect of any claim for indemnification that is made pursuant to Section 8.3(a) or (b) unless and until the aggregate amount of Indemnifiable Damages that may be claimed pursuant to this Article VIII exceeds $200,000 (the “Threshold”), and once the Threshold has been reached, the Indemnified Person may make claims for indemnification and may receive Escrow Cash for all Indemnifiable Damages in excess of the Threshold; provided, however, that the limitation set forth in this Section 8.4(b) shall not apply in respect of any indemnification obligation arising out of or resulting from any Fundamental Matter.

(c) In determining the amount of any Indemnifiable Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date or the breach of or default in connection with any covenant or agreement, any knowledge, materiality or Material Adverse Effect standard or qualification, or standard or qualification that a matter be or not be “reasonably expected” or “reasonably likely” to occur, contained in or otherwise applicable to such representation, warranty, covenant or agreement shall be disregarded; provided, however, that such standard or qualification shall not be disregarded for the purposes of the initial determination of whether there was a failure of such representation or warranty to be true and correct, or a breach of or default in connection with any covenant or agreement, as aforesaid.

8.5. Notice of Claim

.

(a) As used herein, “Claim” means a claim for indemnification of the Purchaser or any other Indemnified Person for Indemnifiable Damages under this Article VIII.  The Purchaser may give notice of a Claim under this Agreement, whether for its own Indemnifiable Damages or for Indemnifiable Damages incurred by any other Indemnified Person, by providing written notice of a Claim executed by an officer of the Purchaser (a “Notice of Claim”) to the Sellers (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Cash) promptly after the Purchaser becomes aware of the existence of any potential claim by an Indemnified Person for indemnification from the Sellers under this Article VIII, arising from or relating to:

(i) any matter specified in Section 8.3; or

(ii) the assertion, whether orally or in writing, against the Purchaser or any other Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against the Purchaser or such other Indemnified Person (in each case, a “Third-Party Claim”) that is based on, arises out of or relates to any matter specified in Section 8.3.

(b) Except as provided in the following sentence, the period during which claims may be initiated (the “Claims Period”) for indemnification from the Escrow Cash shall commence at the Closing Date and terminate at 11:59 p.m. Pacific on the day that is the one-year anniversary of the Closing Date.  The Claims Period for indemnification from and against Indemnifiable Damages arising out of, resulting from or in connection with the Fundamental Matters shall commence at the Closing Date and terminate 30 days after the expiration of the applicable statute of limitations.

(c) Notwithstanding anything contained herein to the contrary, any Claims for Indemnifiable Damages specified in any Notice of Claim delivered to the Sellers prior to the expiration of the applicable Claims Period with respect to facts and circumstances existing prior to expiration of the applicable Claims Period shall remain outstanding until such Claims for Indemnifiable Damages have been resolved or satisfied, notwithstanding the expiration of such Claims Period.  Until the expiration of the applicable Claims Period, no delay on the part of the Purchaser in giving the Sellers a Notice of Claim shall relieve any Seller from any of its obligations under this Article VIII unless (and then only to the extent that) such Seller is materially prejudiced thereby.

8.6. Defense of Third-Party Claims

.

(a) The Purchaser shall determine and conduct the defense or settlement of any Third-Party Claim, and the costs and expenses incurred by the Purchaser in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which the Purchaser may seek indemnification pursuant to a Claim made by any Indemnified Person hereunder.

(b) The Sellers shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Sellers does not affect any privilege relating to the Indemnified Person.  At its option and expense, AMI shall be entitled to participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim.

(c) No settlement of any such Third-Party Claim with any third party claimant shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter, except with the consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless any Seller shall have objected within 15 days after a written request for such consent by the Purchaser.  In the event that the Sellers have consented to any such settlement, the Sellers shall not have any power or authority to object under any provision of this Article VIII to the amount of any claim by or on behalf of any Indemnified Person against the Escrow Cash or the Sellers for indemnity with respect to such settlement.

8.7. Contents of Notice of Claim

.  Each Notice of Claim by the Purchaser given pursuant to Section 8.5 shall contain the following information:

(a) that the Purchaser or another Indemnified Person has directly or indirectly incurred, paid or properly accrued (in accordance with GAAP) or, in good faith, believes it shall have to directly or indirectly incur, pay or accrue (in accordance with GAAP), Indemnifiable Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Indemnified Person based on alleged facts, which if true, would give rise to liability for Indemnifiable Damages to such Indemnified Person under this Article VIII); and

(b) a brief description, in reasonable detail (to the extent reasonably available to the Purchaser), of the facts, circumstances or events giving rise to the alleged Indemnifiable Damages based on the Purchaser’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to the Purchaser) and copies of any formal demand or complaint, the amount of Indemnifiable Damages, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

8.8. Resolution of Notice of Claim

.  Each Notice of Claim given by the Purchaser shall be resolved as follows:

(a) Uncontested Claims.  If, within 15 Business Days after a Notice of Claim is received by the Sellers, no Seller contests such Notice of Claim in writing to the Purchaser as provided in Section 8.8(b), the Sellers shall be conclusively deemed to have consented, to the recovery by the Indemnified Person of the full amount of Indemnifiable Damages specified in the Notice of Claim in accordance with this Article VIII, including the forfeiture of Escrow Cash to the extent of such Indemnifiable Damages, and, without further notice, to have stipulated or consented to the entry of a final judgment or final determination, as the case may be, for damages against the Sellers for such amount in any court or with any arbitrator having jurisdiction over the matter where venue is proper.

(b) Contested Claims.  If any Seller gives the Purchaser written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) (with a copy to the Escrow Agent) within the 15 Business Day period specified in Section 8.8(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by the Purchaser and the Sellers (a copy of which shall be furnished to the Escrow Agent) or (ii) in the absence of such a written settlement agreement within 30 Business Days following receipt by the Purchaser of the written notice from such Seller, by binding litigation between the Purchaser and the Sellers in accordance with Section 8.8(c).

(c) Litigation of Contested Claims.  Either the Purchaser or the Sellers may bring suit in the courts of the State of California and the Federal courts of the United States of America located within the State of California to resolve the Contested Claim.  Regardless of which Party brings suit to resolve a matter, the Purchaser shall bear the burden of proof by a preponderance of the evidence that the Purchaser or other Indemnified Persons are entitled to indemnification pursuant to this Article VIII.  The decision of the trial court as to the validity and amount of any claim in such Notice of Claim shall be nonappealable, binding and conclusive upon the Parties and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Cash in accordance therewith.  Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.  For purposes of this Section 8.8(c), in any suit hereunder in which any claim or the amount thereof stated in the Notice of Claim is at issue, the court shall determine which party is the non-prevailing party.  The non-prevailing party to a suit shall pay its own expenses and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the suit.

8.9. Release of Remaining Escrow Cash

.  Within five Business Days following the expiration of the Claims Period on the one-year anniversary of the Closing Date, the Purchaser shall instruct the Escrow Agent to deliver to AMI all of the remaining Escrow Cash (if any) in excess of any amount of Escrow Cash that is necessary to satisfy all unresolved, unsatisfied or disputed claims for Indemnifiable Damages specified in any Notice of Claim delivered to the Sellers before the expiration of such Claims Period.  If any Claims are unresolved, unsatisfied or disputed as of the expiration of such Claims Period, then the Escrow Agent shall retain possession and custody of that amount of Escrow Cash that equals the total maximum amount of Indemnifiable Damages then being claimed by the Indemnified Persons in all such unresolved, unsatisfied or disputed Claims, and as soon as all such Claims have been resolved, the Escrow Agent shall deliver to AMI all remaining Escrow Cash (if any) not required to satisfy such Claims.  The parties intend the Escrow Cash to qualify for installment sale reporting under section 453 of the Code.  Distributions from Escrow Cash shall be treated as imputed interest to the extent required by the Code.

8.10. Tax Consequences of Indemnification Payments

.  All payments (if any) made to any Indemnified Person pursuant to any indemnification obligations under this Article VIII will be treated as adjustments to the purchase price for tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

ARTICLE IX

GENERAL PROVISIONS

9.1. Press Releases and Public Announcements

.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure); provided, further, after the Closing, the Purchaser may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as the Purchaser may, in its reasonable discretion, determine.

9.2. No Third-Party Beneficiaries

.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns (except that Article VIII is intended to benefit Indemnified Persons).

9.3. Entire Agreement

.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.4. Succession and Assignment

.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

9.5. Counterparts

.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.6. Notices

.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to AMI:	Astro-Med, Inc.
600 East Greenwich Avenue
West Warwick, RI 024893
Attn: Everett V. Pizzuti, President and Chief Executive Officer
Facsimile: (401) 821-5314

Copy to:	Hinckley, Allen & Snyder LLP
50 Kennedy Plaza, Suite 1500
Providence, RI 02903
Attn: Margaret D. Farrell, Esq.
Facsimile: (401) 457-5103

If to Grass:	Astro-Med, Inc.
600 East Greenwich Avenue
West Warwick, RI 024893
Attn: Everett V. Pizzuti, President and Chief Executive Officer
Facsimile: (401) 821-5314

Copy to:	Hinckley, Allen & Snyder LLP
50 Kennedy Plaza, Suite 1500
Providence, RI 02903
Attn: Margaret D. Farrell, Esq.
Facsimile: (401) 457-5103

If to the Purchaser:	Natus Medical Incorporated
1501 Industrial Road
San Carlos, CA 94070
Facsimile: 650-802-6630
Attention: James B. Hawkins, Chief Executive Officer

Copy to:	Fenwick & West LLP
801 California Street
Mountain View, California 94041
Facsimile: 650-938-5200
Attention: Daniel J. Winnike

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.7. Governing Law, Venue

.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to Contracts executed in and to be performed in that State.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located within the County of Santa Clara in the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 8.8), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.  With respect to any particular action, suit or proceeding, venue shall lie solely in Santa Clara County, California.

9.8. Severability

.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.9. Expenses

.  Each of the Purchaser and the Sellers will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.10. Construction; Interpretation

.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been provided to the Party to whom such information or material is to be provided.  Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

9.11. Incorporation of Exhibits and Schedules

.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.12. WAIVER OF JURY TRIAL

.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

NATUS MEDICAL INCORPORATED /s/ James B. Hawkins By: ________________________________________________________________ Title: CEO
ASTRO-MED, INC. /s/ Everett V. Pizzuti By: _______________________________________________________________ Title: President & CEO
GRASS TECHNOLOGIES CORPORATION /s/ Everett V. Pizzuti By: _______________________________________________________________ Title: President & CEO _______________________________

[SIGNATURE PAGE – ASSET PURCHASE AGREEMENT]

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into as of January 31, 2013 by and among Natus Medical Incorporated, a Delaware corporation (the “Purchaser”), Astro-Med, Inc., a Rhode Island corporation (“AMI”) and Grass Technologies Corporation, a Delaware corporation (“Grass”, and together with AMI, the “Sellers”).  The Purchaser and the Sellers are sometimes referred to collectively herein as the “Parties” or individually as a “Party.”  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement (defined below).

WHEREAS, the Purchaser and the Sellers are parties to that certain Asset Purchase Agreement dated as of January 5, 2013 (the “Purchase Agreement”);

WHEREAS, the Parties desire to amend the Purchase Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:

1.	Business Net Working Capital. The definition of “Business Net Working Capital” set forth in Section 1.1 of the Purchase Agreement is hereby deleted in its entirety and replaced as follows:

“Business Net Working Capital” means the current assets of the Business as of the Closing (excluding cash and cash equivalents and inventory, and including any Prepaid Expenses) less the current liabilities (other than accounts payable for the purchase of inventory and components used in the production of inventory) of the Business as of the Closing as calculated in accordance with GAAP as consistently applied in the preparation of the Financial Statements, consistent with Exhibit B attached hereto and the methodology set forth therein (which Exhibit reflects the Business Net Working Capital as of October 27, 2012).”

2.
Business Net Working Capital Certificate. The definition of “Business Net Working Capital Certificate” set forth in Section 1.1 of the Purchase Agreement is hereby deleted in its entirety and replaced as follows:

“Business Net Working Capital Certificate” means a certificate executed by the Chief Financial Officer of AMI and dated as of the Closing, which certificate shall set forth the estimated Business Net Working Capital and include an itemized list of each element of the Business’ current assets as of the Closing (as defined by and determined in accordance with GAAP as consistently applied in the preparation of the Financial Statements and the methodology set forth on Exhibit B), and an itemized list of each element of the Business’ current liabilities as of the Closing (as defined by and determined in accordance with GAAP as consistently applied in the preparation of the Financial Statements and the methodology set forth on Exhibit B).”

3.	Assumed Liabilities. Section 2.1(c)(i)(C) of the Purchase Agreement is hereby deleted in its entirety and replaced as follows:

“(C) accounts payable of the Sellers relating to the Business outstanding as of the Closing Date and incurred by the Sellers in the Ordinary Course of Business, other than accounts payable for the purchase of inventory and components used in the production of inventory  (collectively, the “Assumed Liabilities”).”

4.	The Closing. Section 2.3 of the Purchase Agreement is hereby amended by adding the following provision thereto:

“All activities relating to the Business and the Acquired Assets occurring on the Closing Date shall be the responsibility and for the account of the Sellers, including but not limited to (i) sales and shipments of Products; (ii) compensation, benefits and any travel and entertainment expenses of employees, including Continuing Employees; (iii) payroll for employees, including Continuing Employees; and (iv) any and all taxes attributable to such activities.”

5.	Accounts Receivable. Section 5.8 of the Purchase Agreement is hereby deleted in its entirety and replaced as follows:

“After the Closing, the Sellers will deliver to the Purchaser, on each Monday, by wire transfer of immediately available funds, any payments received from third parties in connection with the Accounts Receivable during the preceding week.  During the first twelve (12) months after the Closing, the Sellers will cooperate with the Purchaser, upon the Purchaser’s reasonable request, in connection with the Purchaser’s efforts to collect payments due on any of the Accounts Receivable and with any transition issues that arise regarding customers of the Business.”

6.	Business Net Working Capital. Section 6.2(d) of the Purchase Agreement is hereby deleted in its entirety and replaced as follows:

“the Business Net Working Capital shall not be less than $1,700,000 and AMI shall have delivered the Business Net Working Capital Certificate dated as of the Closing Date reporting its good faith estimate of Business Net Working Capital of not less than such amount.”

7.	Indemnification. Section 8.3(h) of the Purchase Agreement is hereby deleted in its entirety and replaced as follows:

“any amount by which the Business Net Working Capital is lower than the lower of (A) $1,700,000 or (B) the amount of Business Net Working Capital reflected in the Business Net Working Capital Certificate delivered at the Closing.”

8.
Except to the extent specifically amended hereby, the terms, provisions and conditions of the Purchase Agreement are hereby ratified and confirmed and shall remain unmodified and in full force and effect. This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Purchase Agreement.

9.
This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall be considered one instrument. Facsimile or electronic signatures shall be valid and bind the parties with the same force and effect as original signatures.

10.	This Amendment shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflicts of law thereof.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

NATUS MEDICAL INCORPORATED /s/ John T. Buhler By: ______________________________________________ Name: John T. Buhler Title: President and Chief Operating Officer
ASTRO-MED, INC. /s/ Everett V. Pizzuti By: _____________________________________________ Name: Everett V. Pizzuti Title: President and CEO
GRASS TECHNOLOGIES CORPORATION /s/ Everett V. Pizzuti By: ______________________________________________ Name: Everett V. Pizzuti Title: President and CEO